Exhibit 10.49
SIXTH AMENDED AND RESTATED LOAN AGREEMENT
AMONG
MMA MULTIFAMILY EQUITY REIT
AND
MUNICIPAL MORTGAGE & EQUITY, LLC
AND
CERTAIN OF ITS AFFILIATES DEFINED
HEREIN AS THE BORROWER AND THE GUARANTORS
DATED AS OF: MARCH ___, 2008

TABLE OF CONTENTS

ARTICLE I: DEFINITIONS		3
1.1.	Certain Defined Terms	3
1.2.	Accounting Terms	12
1.3.	Interpretation and Construction	12
ARTICLE II: LOANS; INTEREST; FEES; COLLATERAL		12
2.1	Loans	12
2.2	[Reserved]	13
2.3	Loan Account	13
2.4	Interest and Fees	14
2.5	Prime Rate Applicability	14
2.6	Payments and Computations	15
2.7	Obligations Absolute	15
2.8	Grant of Security	16
2.9	Guaranty	16
2.10	Maturity	16
2.11	Posting of Collateral	16
2.12	[Reserved]	16
2.13	[Reserved]	16
2.14	Change in Laws	17
2.15	Term of Agreement	17
ARTICLE III: CONDITIONS PRECEDENT		17
3.1	Conditions Precedent to Effectiveness of this Agreement	17
3.2	Conditions Precedent to Making Loans	18
3.3	Delivery of Documents	21
3.4	Conditions Precedent to Releasing Collateral	21
3.5	Financing Statement Filings	21
ARTICLE IV: REPRESENTATIONS AND WARRANTIES		21
4.1	Organization and Qualification	21
4.2	Capitalization	22
4.3	Authorization	23
4.4	Title to Properties; Absence of Liens	23
4.5	Compliance	23
4.6	Solvency	24
4.7	Events of Default	24
4.8	Taxes	24
4.9	Restrictions on the Borrower and the Guarantors	24
4.10	ERISA	24
4.11	Environmental and Regulatory Compliance	25
4.12	Contracts with Affiliates, Etc.	25
4.13	Regulatory Approvals	25
4.14	Enforceability	25
4.15	Liens	26
4.16	Litigation	26
4.17	Lender’s Representation and Warranty	26
ARTICLE V: COVENANTS		26

i

5.1	Liens	26
5.2	Merger; Sale	26
5.3	Taxes; Reserves	27
5.4	Notices	27
5.5	Inspection	28
5.6	Financial Reporting	29
5.7	Insurance	30
5.8	Collateral	30
5.9	Further Assurances	31
5.10	Intentionally Omitted	31
5.11	No Amendments to Certain Documents	31
5.12	Intentionally Omitted	31
5.13	Change of Jurisdiction of Organization; Name Change; Change of Location	31
5.14	[Reserved]	31
5.15	[Reserved]	31
5.16	Conduct of Business	31
5.17	Limitation of Indebtedness	33
5.18	ERISA Compliance	33
5.19	Intentionally Omitted	33
5.20	Maintenance of Books and Records	33
5.21	Use of Proceeds	33
5.22	Transactions with Affiliates	34
5.23	Environmental Regulations	34
5.24	Fiscal Year	34
5.25	Investor Contributions	34
5.26	Restricted Payments	35
5.27	Ownership; Control	35
5.28	Transfer of Property Partnership Interests	35
5.29	Separate Credit Reliance	35
5.30	[Reserved]	35
5.31	Disbursement and Repayment Accounts	35
5.33	Special Limited Partner	36
ARTICLE VI: DEFAULTS AND REMEDIES		36
6.1	Events of Default	36
6.2	Remedies	39
ARTICLE VII: CONVERSION OF CORPORATE PROPERTY PARTNERSHIPS TO PROPERTY PARTNERSHIPS		39
7.1	Direct Investment, Capital Contribution and Direct Convertible Loans to Corporate Property Partnerships	39
7.2	Conversion of Corporate Property Partnerships	40
7.3	No Additional Funding Obligations	40
7.4	Release of Corporate Property Partnership as Collateral	40
ARTICLE VIII: MISCELLANEOUS		40
8.1	Amendments and Waivers	40
8.2	CONTROLLING LAW	40
8.3	Notices	41

8.4	Headings	41
8.5	Counterparts	41
8.6	Indemnification	41
8.7	[Reserved]	42
8.8	Costs and Expenses	42
8.9	Severability	43
8.10	Continuing Obligation; Recourse; Assignment; Survival	43
8.11	Compliance with Usury Laws	43
8.12	Replacement Documents	44
8.13	Setoff	44
8.14	Investment Securities	44
8.15	Entire Agreement	44
8.16	WAIVER OF JURY TRIAL; VENUE	44

ATTACHMENTS TO SIXTH AMENDED AND RESTATED LOAN AGREEMENT

SCHEDULE A	Information Regarding Borrower, Guarantors,
SCHEDULE B	Property Partnership, Corporate Property Partnership and Additional Collateral
EXHIBIT 3.2	Form of Borrowing Base Certificate
EXHIBIT 3.2.5(c)	Form of Collateral Assignment, Pledge and Security Agreement
EXHIBIT 5.7	Insurance Requirements

SIXTH AMENDED AND RESTATED LOAN AGREEMENT
     THIS SIXTH AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) is entered into as of March ___, 2008, among: the several entities included among the Borrower as listed on Schedule A attached hereto (individually, and collectively, jointly and severally, the “Borrower”); the several entities included among the Guarantors as listed on Schedule A attached hereto (each, individually, a “Guarantor,” and collectively, jointly and severally, the “Guarantors”); and MMA Multifamily Equity REIT, a Maryland real estate investment trust (the “Lender”).
R E C I T A L S
     Reference is made to the following facts that constitute the background of this Agreement (certain of the terms set forth in these Recitals are defined in Section 1.1 and Schedule A):
I. BACKGROUND REGARDING PURPOSE OF THE LOAN:
     A. On or about November 4, 2005, the Borrower and Guarantors amended and restated an existing credit facility with Bank of America and other banks acting as a syndicate (collectively, the “Banks”) pursuant to which the Banks agreed to continue to provide certain credit facilities made available to the Borrower (the “Prior Revolving Loan”) pursuant to that certain Fifth Amended and Restated Revolving Loan and Letter of Credit Agreement (the “Prior Loan Agreement’).
     B. The Borrower and Guarantors have requested that the Lender purchase the Prior Revolving Loan and continue, to a limited extent, the line of credit made available to the Borrower under the Prior Loan Agreement pursuant to this amended and restated Agreement.
     C. In response to such request from the Borrower and Guarantors, Lender agreed to purchase and as of the date hereof has purchased the Prior Revolving Loan from the Banks pursuant to an Assignment and Assumption Agreement dated as of the date hereof among the Lender, the Bank of America, N.A., Citicorp USA, Inc., Merrill Lynch Community Development Company, LLC, Sovereign Bank, HSBC Bank USA, and Comerica Bank. In connection with the foregoing purchase, the Credit Notes, the Prior Loan Agreement and all other documents or instruments executed and delivered in connection with the Prior Revolving Loan were assigned to the Lender.
     D. The Lender is willing to amend and restate the Prior Loan Agreement and all other documents and instruments in connection with the Prior Revolving Loan to the extent the Lender deems is reasonably necessary to continue the credit facility provided under the Prior Revolving Loan, but only in accordance with the terms and conditions contained herein. It is the intention of the parties that such amendment and restatement shall constitute a continuation, rather than a novation, of the obligations of the Borrower and Guarantors under the Prior Loan Agreement.
     E. The parties hereto hereby agree that this Agreement amends and restates in its entirety the Prior Loan Agreement and all obligations of the Borrower and Guarantors in connection with the Loans are being provided pursuant to the terms and conditions contained herein.
II. BACKGROUND REGARDING THE BORROWER’S BUSINESS AND PURPOSE OF THIS AGREEMENT:
     F. The Borrower holds, prior to syndication via an Investment Partnership, equity interests constituting at least 95% (or, at the Borrower’s election, such greater interest as permitted in applicable Internal Revenue Service regulations) of the limited partnership or membership interests in Property Partnerships and has made and in some instances will continue to make capital contributions to the Property Partnerships in exchange for such equity interests (such capital contributions hereinafter referred to as “Direct Investments”).
     G. In lieu of making Direct Investments directly to Property Partnerships, the Borrower made and may continue, from time to time, to make capital contributions to Middle Tier Entities in exchange for all of the equity interests in such MTEs (such capital contributions hereinafter referred to as “Investment Contributions”), so as to permit each such MTE to make Direct Investments in one, and only one, Property Partnership, in order to permit the Borrower to hold, indirectly through its ownership of 100% of the equity of such MTE, equity interests constituting at least 95% (or, at the Borrower’s election, such greater interest as permitted in applicable Internal Revenue Service Regulations) of the limited partnership or membership interests in such Property Partnership.
     H. The Borrower intends that such equity interests it holds directly in such Property Partnerships or directly in such MTEs will be syndicated via Investment Partnerships to third-party investors at a price that will provide such investors with an internal rate of return which is comparable to the prevailing market rate of return for similar investments.
     I. The Borrower also made loans directly to various Property Partnerships (“Direct Convertible Loans”) as an alternative to making Direct Investments and made loans to fund capital contributions to Middle Tier Entities in lieu of making Direct Convertible Loans or making Investment Contributions in exchange for all of the equity interests in such MTEs (such capital contributions hereinafter referred to as “Convertible Loan Contributions” and referred to collectively with Investment Contributions as “Capital Contributions”) so as to permit each such MTE to make loans to one (and only one) Property Partnership (“MTE Convertible Loans” referred to collectively with Direct Convertible Loans.
     J. MuniMae agreed to cause one or more of the Guarantors to provide the Borrower with Co-Funding Amounts with respect to each Direct Investment, Direct Convertible Loan or Capital Contribution to be made by a Borrower or a MTE under this Agreement. By means of the credit facilities to be continued under and subject to this Agreement, the Borrower desires and Lender agrees to continue the credit facility provided to Borrower, the proceeds of which shall fund (in combination with Co-Funding Amounts) the remaining sums required by the Borrower or a MTE, as the case may be, to fund Direct Investments or Convertible Loans and to fund Capital Contributions.

     K. Prior to the date hereof, the Borrower and/or Affiliates of MuniMae have made investments with respect to Property Partnerships (either directly or indirectly) from funds other than the proceeds of the Prior Revolving Loan (each being a “Corporate Property Partnership”). Each Corporate Property Partnership shall constitute part of the Collateral for the Loan hereunder, and may convert to a Property Partnership pursuant to the terms contained in Article VII hereof. Unless and until a Corporate Property Partnership converts to a Property Partnership pursuant to Article VII hereof, no proceeds of any Loan from the Lender shall be used to fund any Direct Investments, Capital Contributions or Direct Convertible Loans with respect to any Corporate Property Partnership.
     L. On the terms and conditions of this Agreement and with the benefit of the security being provided to the Lender in connection with this Agreement and the other Credit Documents, the Lender has agreed to make available to the Borrower a line of credit not to exceed the Maximum Amount (as defined in Section 1.1) for use by the Borrower, in combination with the Co-Funding Amounts, in making Capital Contributions, Direct Investments and Direct Convertible Loans as described in this Agreement and to payoff all obligations of the Borrower outstanding under the Prior Revolving Loan.
     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants and conditions therein and set forth below, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:
ARTICLE I: DEFINITIONS
     1.1. Certain Defined Terms. In addition to the terms defined in the preamble, Recitals, and Schedule A to this Agreement, the following terms shall have the meanings set forth below:
     “401(k) Plan” has the meaning assigned to that term in Section 5.18.
     “Additional Collateral” means all right, title and interest of MMA Construction Finance, LLC in all promissory notes, loan agreements, mortgages or deeds of trust, guarantees and any other documents executed in connection with loans made by MMCF in connection with the projects listed on Schedule “B” attached hereto and pledged as collateral for the Loans.
     “Affiliate” means, with reference to any person (including an individual, a corporation, a partnership, a limited liability company, a trust and a governmental agency or instrumentality) that is controlling, controlled by or under direct or indirect common control of that person.
     “Agreement” means this Sixth Amended and Restated Loan Agreement, among the Borrower, the Lender, and the Guarantors, as may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.
     “Borrower” means, individually or collectively as the context may require, SPE I and SPE II.
     “Business Day” means any day other than a Saturday, Sunday or legal holiday recognized by Banks in the State of Maryland. If any payment hereunder or in the Note becomes due on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.
     “Capital Contribution” shall mean, collectively, Convertible Loan Contributions and Investment Contributions.
     “Closing Date” means March 21, 2008.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Co-Funding Amount” means the portion of each Direct Convertible Loan or Direct Investment that was or shall be provided by the Borrower to a Property Partnership or the portion of each Capital Contribution that was or shall be provided by the Borrower to a MTE, rather than by a Loan. The Co-Funding Amount associated with any Loan made or issued in order to permit the Borrower to make a Capital Contribution, Direct Investment or Direct Convertible Loan shall equal ten percent (10%) of the total principal amount of such Capital Contribution, Direct Investment or Direct Convertible Loan. The Borrower and the Guarantors hereby covenant and agree that all Co-Funding Amounts shall be made available to the Borrower solely by one or more of the Guarantors and that such Guarantor or Guarantors shall provide such Co-Funding Amounts solely by either making a capital contribution to the Borrower or by lending such Co-Funding Amount to the Borrower. In the event that a Guarantor lends Co-Funding Amounts to the Borrower, such loans shall be unsecured and shall be entered on the books of such Guarantor or Guarantors and the Borrower, but shall otherwise not be evidenced by any promissory note or other instrument, agreement or writing of any kind (in order to assure that any such loan will not become collateral for any third party creditor of such Guarantor or Guarantors). The Borrower and Guarantors each agree that all Co-Funding Amounts provided to the Borrower, and any obligation of the Borrower to any Guarantor (or to any other entity in the event the Borrower violates its covenant to obtain Co-Funding Amounts solely from any one or more of the Guarantors) regarding any Co-Funding Amounts, shall be and hereby is fully subordinated to any Loans made or issued with respect to the Property Partnership with respect to which such Co-Funding Amount is provided, such that no Co-Funding Amount shall be repaid to the Borrower or any Guarantor (or any such other entity) until such time as the Release Conditions with respect to such Property Partnership have been satisfied and provided that no Event of Default beyond any applicable notice and cure period has occurred and is continuing.
     “Collateral” means the property of the Borrower, each MTE and/or the Guarantors securing, from time to time, the Obligations pursuant to the Security Documents, including without limitation each Property Partnership, Corporate Property Partnership and Additional Collateral Projects listed on Schedule “B” attached hereto and incorporated herein and any additional Collateral approved by MRC Investment Committee from time to time pursuant to Section 2.11 hereof.
     “Collateral Assignment, Pledge and Security Agreement” has the meaning assigned to such term in Section 3.2.5(c).
     “Collateral Value” means the sum of (i) total aggregate amount funded and outstanding with respect to Direct Loans, Capital Contributions and Direct Convertible Loans with respect to each Property Partnership and each Corporate Property Partnership, and (ii) the aggregate outstanding principal balance of all loans constituting the Additional Collateral.
     “Control” means either (a) having an economic interest in greater than 50% of the equity of an entity and the power and authority to elect or otherwise determine a majority of the board of directors or similar governing body of such entity, or (b) having the power and authority to determine and control the policies and operations of such entity.
     “Convertible Loan Agreement” means that certain loan agreement between the Borrower (in the case of a Direct Convertible Loan) or a MTE (in the case of a MTE Convertible Loan) and a Property Partnership evidencing a Convertible Loan.
     “Convertible Loan Contribution” shall mean each capital contribution made by the Borrower to a Middle Tier Entity as contemplated by Recital II.H., the proceeds of which (together with the applicable Co-Funding Amount) such MTE shall use solely to make MTE Convertible Loans in a single Property Partnership.
     “Convertible Loans” shall mean, collectively, Direct Convertible Loans and MTE Convertible Loans.
     “Corporate Property Partnerships” means those certain limited partnerships or limited liability companies taxed as partnerships listed on Schedule “B” attached hereto and incorporated herein (a) to which the Borrower made Direct Convertible Loans using funds other than from the proceeds of the Prior Revolving Loan or the Loan, (b) in which the Borrower made Direct Investments using funds other than from the proceeds of the Prior Revolving Loan or the Loan, and (c) in which a MTE made Direct Investments or MTE Convertible Loans using funds other than from the proceeds of the Prior Revolving Loan or the Loan. The sole purpose of such entities shall be to develop, maintain and manage affordable multi-family residential developments for which the LIHTC is available and to which a reservation, binding commitment or allocation of LIHTC has been made or for which all action necessary for the LIHTC has occurred pursuant to an allocation of “volume cap” for the issuance of tax exempt bonds or as otherwise approved by the Lender as set forth in this Agreement.
     “Credit Documents” means, collectively, this Agreement, the Note, the Security Documents and any other certificates, instruments or documents now or hereafter to be delivered to the Lender pursuant to this Agreement or the Security Documents, as each of the same may be ratified, amended, restated or otherwise modified from time to time.
     “Default” has the meaning assigned to that term in Section 6.1.
     “Default Rate” means, the lesser of (a) the Interest Rate in effect (i.e., Prime Rate or LIBOR Rate) plus four percent (4%) or (b) the maximum rate of interest which may be charged or collected in accordance with applicable law.
     “Direct Convertible Loans” shall mean the loans made by the Borrower to Property Partnerships, in accordance with, and as contemplated by, the terms of this Agreement, as an alternative to Direct Investments, as described in Recital II.I.

     “Direct Investment” means the Borrower’s or a MTE’s investment in a Property Partnership pursuant to which the Borrower or such MTE acquires at least 95% of the limited partnership or membership interests in a Property Partnership in accordance with, and as contemplated by, the terms of this Agreement.
     “Disclosure Schedule” means that certain Disclosure Schedule attached to, and referred to in, this Agreement.
     “Encumbrances” has the meaning assigned to that term in Section 5.1 hereof.
     “Environmental Laws” has the meaning assigned to that term in Section 5.23 below.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
     “ERISA Disqualified Person” shall have the meaning assigned to that term in Section 4.10 hereof.
     “ERISA Party-in-Interest” shall have the meaning assigned to that term in Section 4.10 hereof.
     “Event of Default” shall have the meaning assigned to that term in Section 6.1 hereof.
     “Filing Requirement” has the meaning assigned to that term in Section 5.18.
     “GAAP” means generally accepted accounting principles and practices as applicable under Section 1.2 hereof and as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession. GAAP shall be consistently applied from one accounting period to another.
     “Governmental Authority” means any regional, national, federal, state, provincial, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, office, or public body, or any court or administrative tribunal thereof.
     “Guarantors” has the meaning assigned to that term in the preamble and Schedule A to this Agreement.
     “Guaranty” has the meaning assigned to that term in Section 2.9 hereof.
     “Indebtedness” with respect to any Person means and includes, without duplication (a) all items which, in accordance with GAAP, would be liabilities on the balance sheet of such Person, but excluding anything in the nature of capital stock or other equity, surplus capital and retained earnings, (b) the face amount of all banker’s acceptances and of all drafts drawn under all banker’s acceptances and of all letters of credit issued by any bank for the account of such Person and, without duplication, all drafts drawn thereunder, (c) the total amount of all indebtedness secured by any encumbrance to which any property or asset of such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, and (d) the total amount of all indebtedness and obligations of others which such Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, including, without limitation, any agreement (i) to provide or supply funds to such other Person to maintain working capital, equity capital, net worth or solvency, or (ii) otherwise to assure or hold harmless such other Person against loss in respect of its obligations.
     “Insolvent” or “Insolvency” means that there shall have occurred one or more of the following events with respect to a Person: death; dissolution; termination of existence; insolvency within the meaning of the United States Bankruptcy Code or other applicable statute; such Person’s general inability to pay its debts as they come due; the filing of a petition in bankruptcy or commencement of any proceedings under any bankruptcy or insolvency laws, or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or the offering of a plan to creditors for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within ninety (90) days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.
     “Interest Period” means, with respect to Prime Rate Amounts, one (1) day. With respect to LIBOR Rate Amounts the initial term period commencing on the Closing Date and continuing until March 31, 2008 and with respect to each Interest Period thereafter, such period shall commence on the first day of each and every month and shall end on the last day of such month until the Maturity Date. In no event shall an Interest Period extend beyond the Maturity Date.
     “Interest Rate” means the per annum rate of interest owed on all Obligations outstanding under the Loans equal to the greater of (i) the LIBOR Rate (or Prime Rate in the event the per annum rate of interest on amounts outstanding on the Loans converts to the Prime Rate pursuant to Section 2.5 hereof), and (ii) ten percent (10%).
     “Investment Contribution” shall mean each capital contribution made by the Borrower to a Middle Tier Entity as contemplated by Recital II.G., the proceeds of which (together with the applicable Co-Funding Amount) such MTE used or shall use solely to make Direct Investments in a single Property Partnership.
     “Investment Partnership” shall mean any limited partnership or limited liability company formed by the Guarantors (or Affiliates of the Guarantors) for the sole purpose of investing either (a) directly in Property Partnerships, or (b) indirectly in Property Partnerships by investing directly in MTEs, and syndicating the equity in such Property Partnerships or MTE’s to Investors.
     “Investors” means the limited partners of any Investment Partnership admitted as limited partners in connection with the syndication of such limited partnership interests.

     “Lender” has the meaning assigned to that term in the preamble and in Schedule A to this Agreement.
     “LIBOR” means, as applicable to any Interest Period, the floating rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) as of 11:00 a.m. London time on the date that is two London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on Reuters on any applicable interest determination date, LIBOR shall be the rate determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by the Lender. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that is two London Banking Days preceding the first day of such Interest Period. In the event that the Lender is unable to obtain any such quotation as provided above, it will be deemed that LIBOR for such Interest Period cannot be determined.
     “LIBOR Rate” shall be the annual rate of interest equal to LIBOR plus seven percent (7%). The LIBOR Rate shall be determined by the Lender on the day immediately preceding the first day of an Interest Period. The Lender shall send immediate written notice of such LIBOR Rate to the Borrower.
     “LIHTC” means low income housing tax credits under Section 42 of the Code.
     “Loan” or “Loans” has the meaning set forth in Section 2.1.1 hereof.
     “Loan Account” means the account on the books of the Lender in which will be recorded Loans made by the Lender to the Borrower pursuant to this Agreement, payments made on such Loans and other appropriate debits and credits as provided by this Agreement.
     “London Banking Day” means any date on which commercial banks in London, England are open for business.
     “Maturity Date” means the earlier of: (a) September 30, 2008, or in the event that such date is not a Business Day, the Maturity Date shall mean the first Business Day immediately preceding such date; or (b) the date on which repayment of the Obligations has been accelerated under the terms of Section 6.2 hereof. The Maturity Date may be extended to December 31, 2008 upon written notice by the Borrower to the Lender no later than five (5) Business Days prior to the initial Maturity Date and the payment by the Borrower to the Lender of an extension fee equal to one-quarter of one percent (.25%) of the Maximum Amount committed by Lender at the time the extension notice is provided by the Borrower to the Lender, provided, however, at the time of the notice of extension from the Borrower to the Lender no Event of Default has occurred and is continuing.
     “Maximum Amount” means at any given time the lesser of (i) Thirty-Eight Million Five Hundred Seventy-Five Thousand and 00/100 Dollars ($38,575,000.00), and (ii) the amount equal to fifty percent (50%) of the Collateral Value; provided, however, at the option of the Borrower the Maximum Amount hereunder may be permanently reduced at any time upon written notice from the Borrower to the Lender.
     Middle Tier Entity” or “MTE” means a Delaware limited liability company wholly-owned by either SPE I or SPE II and formed as a single purpose entity solely for the purpose of receiving Capital Contributions from the Borrower and using such Capital Contributions to make Direct Investments in one specific Property Partnership.
     “MTE Convertible Loans” shall mean the loans made by any MTE in one, and only one, Property Partnership, in accordance with the terms of this Agreement with the proceeds of Convertible Loan Contributions, as an alternative to Direct Investments made with Investment Contributions, as described in Recital II.H.
     “MTE Pledge Agreement” has the meaning assigned to that term in Section 3.2.4(c).
     “Note” means the Sixth Amended and Restated Note in the aggregate principal amount of the Maximum Amount, executed by the Borrower in favor of the Lender as the same may be amended, restated or otherwise modified from time to time.
     “Obligations” means any and all of the payment and performance obligations and liabilities of the Borrower or the Guarantors to the Lender under the Credit Documents, existing on the date of this Agreement or arising thereafter, direct or indirect, absolute or contingent, matured or unmatured, liquidated or unliquidated, or secured or unsecured.
     “Organizational Documents” means, with regard to (a) a corporation, its charter and bylaws, (b) a limited partnership, its certificate of limited partnership and agreement of limited partnership and any capital contribution agreement, (c) a limited liability company, its certificate of formation or organization and operating agreement or such similar certificate or agreement as is customary in the jurisdiction of organization for such limited liability company and any capital contribution agreement, (d) a trust, its charter and declaration of trust, and (e) any other type of entity, documents, agreements and certificates serving substantially the same purposes as the foregoing.
     “Payment Obligations” means the Obligations of the Borrower to reimburse the Lender for all amounts advanced to the Borrower hereunder, including, without limitation, any fees, charges and other amounts, including interest due in respect thereof, provided for in this Agreement.
     “Person” means an individual, estate, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization or other entity.
     “Plans” has the meaning set forth in Section 4.10 hereof.

     “Pledge Agreements” means, collectively: (a) (i) the Amended and Restated Equity Pledge Agreement among the Borrower, MSLP and the Lender with respect to the Borrower’s now owned or hereafter acquired equity interests (including special or administrative interests) in MTEs and Property Partnerships, as may be amended, restated, modified or otherwise modified or assigned from time to time, and (ii) the Amended and Restated MEC and MAH Equity Pledge Agreement among MEC, MuniMae Affordable Housing, Inc. and the Lender with respect to all equity interests in the Borrower and MSLP, each of which is dated as of the date hereof, as may be amended, restated, or otherwise modified or assigned from time to time; (b) the equity pledge agreement between each MTE and the Lender with respect to each MTE’s now owned or hereafter acquired equity interests (including such MTE’s equity interests in its respective Property Partnership); as the same may be amended, restated or otherwise modified or assigned from time to time; (c) the Pledge and Security Agreement and Assignment of Loan and Collateral Documents from MMCF in favor of Lender with respect to MMCF’s now owned or hereafter acquired right, title and interest in the loan made to finance the project listed on Schedule “B” as “Additional Collateral Projects” as more particularly described in such pledge agreement; (d) Equity Pledge Agreement between MuniMae Affordable Housing, Inc. and the Lender; (e) West Cedar Management, Inc. Pledge Agreement by West Cedar Managing, Inc. (“West Cedar”) in favor of the Lender with respect to West Cedar’s now owned equity interest in certain MTE’s as set forth therein; (f) Collateral Assignment, Pledge and Security Agreement from MMA Olmsted Green Phase I, LLC in favor of Lender with respect to the collateral pledged therein; (g) Collateral Assignment, Pledge and Security Agreement from MMA St. Aidan’s LLC in favor of Lender with respect to collateral pledged therein; (h) Collateral Assignment, Pledge and Security Agreement from MMA Golden Square, LLC in favor of Lender with respect to the collateral pledged therein.
     “Prime Rate” means the variable per annum rate of interest as designated in the Wall Street Journal from time to time, plus two (2%) percent.
     “Prime Rate Amount” means the principal amount of the Loans bearing interest at the Prime Rate in the event the LIBOR Rate cannot be determined by Lender pursuant to Section 2.5 hereof.
     “Project” means a real estate project engaged in by a Property Partnership to develop and own residential units, which project is intended to qualify for the LIHTC.
     “Property Partnership Pledge” means each pledge by the Borrower or an MTE to a Property Partnership in which the Borrower or an MTE pledges its equity interests in such Property Partnership to such Property Partnership as collateral security for the Borrower’s or the MTE’s obligation to make contributions to the capital of such Property Partnership.
     “Property Partnerships” means those certain limited partnerships or limited liability companies taxed as partnerships listed on Schedule “B” attached hereto and incorporated herein (a) to which the Borrower made or makes Direct Convertible Loans using, in addition to Co-Funding Amounts, the proceeds of the Prior Revolving Loan and/or the Loans, (b) in which the Borrower made or makes Direct Investments using, in addition to Co-Funding Amounts, the proceeds of the Prior Revolving Loan and/or the Loan, (c) in which a MTE made or makes Direct Investments or MTE Convertible Loans using the proceeds of Capital Contributions and/or the Loans, and (d) Corporate Property Partnerships that for purposes of this Agreement and pursuant to Article VII hereof converted to Property Partnerships. The sole purpose of such entities shall be to develop, maintain and manage affordable multi-family residential developments for which the LIHTC is available and to which a reservation, binding commitment or allocation of LIHTC has been made or for which all action necessary for the LIHTC has occurred pursuant to an allocation of “volume cap” for the issuance of tax exempt bonds or as otherwise approved by the Lender as set forth in this Agreement. All Property Partnership governing documents shall provide, without limitation, for (i) the general partner, manager or development sponsor thereof to repurchase the investor’s interest therein, and (ii) the ability of the Lender (and its successors and assigns) under the agreements described in clauses (a)(i) and (b) of the definition of Pledge Agreements to become, with conditions as set forth in the Property Partnerships’ partnership agreements, the direct limited partner or member in such Property Partnership.
     “Release Conditions” means, for a particular Property Partnership (and, if applicable, its related MTE) repayment and performance in full of all Obligations outstanding with respect to such Property Partnership (and, if applicable, such MTE) and for a particular Corporate Property Partnership (and, if applicable its related MTE) (i) repayment in full of all amounts advanced by the Borrower or any Guarantor in making Direct Investments, Capital Contributions or Direct Convertible Loans with respect to a particular Corporate Property Partnership, (ii) with respect to Corporate Property Partnerships that are not deemed converted to a Property Partnership, satisfaction of the condition contained in Section 7.4 hereof, and (iii) upon written approval at any time from Lender, provided the aggregate outstanding principal balance of all Loans does not exceed the Maximum Amount.
     “Reportable Event” has the meaning assigned to it in ERISA.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of MuniMae or any of MuniMae’s Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.
     “Security Documents” means, collectively, the Guaranty, the Pledge Agreements, each Collateral Assignment, Pledge and Security Agreement and all other agreements and instruments entered into between or among the Borrower and the Lender, any of the Guarantors and the Lender, any MTE and the Lender or any other person in favor of the Lender to secure the Obligations, all in form and substance satisfactory to the Lender and its counsel, and in each case as the same may be amended, restated or otherwise modified from time to time.
     “SPE I” means MMA Financing Warehousing, LLC, a Maryland limited liability company, its successors and assigns.
     “SPE II” means MMA Financing Bond Warehousing, LLC, a Maryland limited liability company, its successors and assigns.

     “Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of March 21, 2008 among the Lender, TC Corp., MEC, MuniMae and any MuniMae Subsidiary now or hereafter owned any Indebtedness by TC Corp. or MEC, pursuant to which such Indebtedness is subordinated to payment of the Obligations as may be further ratified, amended, restated or otherwise modified from time to time.
     “Subsidiary” shall mean, with reference to any person, any corporation, association, joint stock company, business trust or other similar organization of whose total capital stock or voting stock such person directly or indirectly owns or controls more than 50% thereof or any partnership or other entity in which such person directly or indirectly has more than a 50% interest.
     “UCC” means the Uniform Commercial Code, as adopted in and in effect in the State of Maryland from time to time.
     1.2 Accounting Terms. All accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared (unless otherwise provided herein) in accordance with GAAP as in effect from time to time.
     1.3 Interpretation and Construction. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
          1.3.1 References to any Person refer to such Person and its successor in title and assigns or (as the case may be) its successors, assigns, heirs, executors, administrators and other legal representatives;
          1.3.2 References to this Agreement refer to such document as originally executed and as may be amended, restated or otherwise modified from time to time in accordance with the provisions hereof;
          1.3.3 Words importing the singular only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine gender and vice versa, and all references to dollars shall be to United States Dollars; and
          1.3.4 Grammatical variations of terms defined in this Agreement shall be defined with reference to and in the context of such defined terms (e.g. “Controlling,” “Controlled,” etc. shall be defined in the context of the definition of the word “Control” to refer to situations in which a Person holds greater than fifty percent (50%) of the equity of an entity and the power and authority to elect or otherwise determine a majority of the board of directors or similar governing body of such entity).
ARTICLE II: LOANS; INTEREST; FEES; COLLATERAL
     2.1 Loans.
          2.1.1 Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrower and the Guarantors made herein the Lender agrees to make loans (“Loans”, each a “Loan”) to the Borrower at the Borrower’s request from time to time, provided that the maximum aggregate principal amount of all Loans outstanding at any time shall not at any time exceed the Maximum Amount, and provided, further, that at the time the Borrower requests a Loan there has not occurred and is not continuing any Default or Event of Default. The Borrower agrees that it shall be an Event of Default if at any time the debit balance of the Loan Account at such time shall exceed the Maximum Amount unless the Borrower shall, upon notice of such excess from the Lender, within two (2) Business Days of such notice, pay cash to the Lender to be credited to the Loan Account in such amount as shall be necessary to eliminate the excess. All requests for Loans shall be made in writing by the Borrower pursuant to Section 3.2.2 hereof and otherwise shall be in such form and shall be made in such manner as the Lender reasonably may require. The Obligations on account of Loans shall be evidenced by the Note.
          2.1.2 Loans may be prepaid in whole or in part at any time and from time to time without premium or penalty. Interest accrued on the amounts so prepaid to the date of such payment and all (if any) outstanding fees and charges must be paid no later than the first day of the month following the month in which such prepayment is made.
          2.1.3 Except as set forth in Section 2.5 with respect to LIBOR Rate Amounts, interest on Loans shall be payable monthly in arrears on the first (1st) Business Day of each calendar month until the Maturity Date. The principal amount of all Loans made to fund Direct Investments or Direct Convertible Loans to a particular Property Partnership, and all Loans made to fund Capital Contributions to a particular Middle Tier Entity, together with all unpaid interest thereon and other Obligations incurred with respect thereto, shall, in the ordinary course, be repaid with the cash proceeds of Investor contributions to the Investment Partnership investing in such Property Partnership or MTE which shall be paid by such Investment Partnership to the Borrower simultaneously with and in consideration of the assignment by the Borrower to such Investment Partnership of all of the Borrower’s right and title to and interest in the equity in such Property Partnership or MTE, but in any event shall be repaid on or before the Maturity Date.
          2.1.4 Notwithstanding Section 2.1.3, with respect to each Project that has qualified or is intended to qualify for so-called historic tax credits, the Borrower shall repay all Loans (together with all accrued and unpaid interest thereon and any other Obligations incurred with respect thereto) made with respect to the related Property Partnership or MTE not later than 15 days before the projected date on which the certificate of occupancy for the underlying Project is to be issued.
     2.2 [Reserved].
     2.3 Loan Account. The Lender shall enter Loans pursuant to this Agreement, and any other advances made by the Lender to the Borrower pursuant to this Agreement as debits in the Loan Account. The Lender shall also record in the Loan Account all payments made by the Borrower on account of the principal of the Loans and may also record therein, in accordance with customary accounting practices, other debits and credits, including customary charges and all interest, fees, charges and expenses chargeable to the Borrower under this Agreement. The debit balance of the Loan Account shall reflect the amount of the Borrower’s Obligations from time to time by reason of Loans and other appropriate charges hereunder. Upon request from any Borrower or Guarantor, the Lender shall render a statement of account showing as of its date all entries since the last statement of the Loan Account which, absent manifest error and unless within thirty (30) days of such date notice to the contrary is received by the Lender from the Borrower, shall be presumed correct and accepted by the Borrower and shall be conclusively binding upon it.
     2.4 Interest and Fees.
          2.4.1 Loans shall bear interest at a rate per annum equal to the Interest Rate in effect from time to time; provided that if an Event of Default shall occur, then the unpaid balance of Loans shall bear interest, to the extent permitted by law, compounded monthly at an interest rate equal to the Default Rate in effect on the day such Event of Default occurs, until all then existing Events of Default are cured or waived.
          2.4.2 Without limiting any of the Lender’s other rights hereunder or by law, if any interest on any Loan or any portion thereof is not paid within five (5) days after its due date, the Borrower shall pay to the Lender on demand a late payment charge equal to 5% of the amount of the payment due and outstanding.
     2.5 Prime Rate Applicability.
          2.5.1 If on any date in which the LIBOR Rate would otherwise be set the Lender notified the Borrower that the Lender shall have determined reasonably in good faith (which determination shall be final and conclusive) that, by reason of changes affecting the LIBOR market for dollar deposits, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or at any time the Lender has notified the Borrower that the Lender shall have determined reasonably in good faith (which determination shall be final and conclusive) that:
               (a) The making of a loan subject to a LIBOR Rate has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the LIBOR market for dollar deposits or (2) compliance by the Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law); or
               (b) If the Lender shall determine that adequate and reasonable means do not exist to be able to determine the LIBOR Rate, then, and in any such event, the Lender shall forthwith so notify the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Lender shall, with respect to the then outstanding LIBOR Rate Amounts, convert the same to loans bearing interest at the Prime Rate and such conversion shall not require any payments by the Borrower.
          2.5.3 If any Interest Period would otherwise end on a day which is not a Business Day for LIBOR Rate purposes, that Interest Period shall end on the Business Day next preceding or next succeeding such day as determined by the Lender as set forth in a written notice to the Borrower, at the beginning of such Interest Period.

          2.5.4 [Reserved].
     2.6 Payments and Computations.
          2.6.1 The Borrower shall make each payment to the Lender hereunder not later than 2:00 p.m. on the day when due to the Lender at 621 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202 (or such other address designated by the Lender by written notice to the Borrower pursuant to Section 8.4 hereof), in lawful currency of the United States of America in immediately available funds. Each payment shall be made without any set-off, counterclaim, withholding or deduction whatsoever. In all events, all outstanding Obligations, including, without limitation, all outstanding amounts of the Loans together with all unpaid interest thereon and all fees, charges and other amounts due hereunder shall be due and payable on the Maturity Date. All payments (other than proceeds received in connection with the satisfaction of Release Conditions for a Property Partnership or Middle Tier Entity) shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, then to outstanding principal with respect to such Property Partnerships or MTEs for which Loans are then outstanding and the balance to the Borrower. All proceeds received in connection with the satisfaction of Release Conditions for a Property Partnership or MTE shall be applied first to the principal outstanding with respect to the Loans made in connection with Direct Convertible Loans or Direct Investments in such Property Partnership, or the Capital Contribution to such MTE, then to accrued interest, fees and expenses with respect to any of the foregoing, then (if and to the extent there is not then outstanding a Default or an Event of Default) to the repayment to the Borrower (or, if so directed by the Borrower, to such Guarantor or Guarantors) of Co-Funding Amounts related to such Property Partnership or MTE, and the balance as set forth in the immediately preceding sentence. Notwithstanding the foregoing, after demand, payments will be applied to the Obligations of Borrower to the Lender as the Lender may determine in its unrestricted discretion.
          2.6.2 Except as otherwise provided herein, all computations of fees and interest shall be made on the basis of a year of 360 days for the actual number of days elapsed.
          2.6.3 Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, unless otherwise provided herein, such payment shall be made on the next succeeding Business Day, and such extension of time shall in each such case be included in the computation of interest or fees.
          2.6.4 In the event that payment to the Lender hereunder is made after 2:00 p.m. on a Business Day, such payment shall be deemed received on the immediately following Business Day, and such extension of time shall be included in the computation of interest or fee.
          2.6.5 Any rate of interest hereunder based upon or measured by reference to Prime Rate shall change automatically and immediately as and when Prime Rate changes, without prior notice to the Borrower. Any change in Prime Rate shall not affect or alter any of the terms and conditions of this Agreement, all of which shall remain in full force and effect.
     2.7 Obligations Absolute. The Payment Obligations of the Borrower under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances: (a) any lack of validity or enforceability of any agreement or other document related to the transaction with respect to which any Loan is made; (b) any departure from all or any of the terms of any such agreement or document, except any departure resulting from the willful misconduct or gross negligence of the Lender; (c) existence of any claim, setoff, defense or other right which any Borrower may have at any time against the Lender whether in connection with this Agreement, any such agreement or other document, the transactions contemplated herein or therein or in any unrelated transaction; or (d) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing unless resulting from the gross negligence or willful misconduct of the Lender.
     2.8 Grant of Security. As security for the payment and performance of all Obligations, the Lender shall have, subject to the terms and conditions set forth in the Security Documents, a continuing first priority perfected lien and security interest in the Collateral described in the Security Documents. In connection with the provision of any Collateral, the Borrower shall also deliver to the Lender any third-party consents (in form and substance satisfactory to the Lender and its counsel) or waivers required for the granting of such security.
     2.9 Guaranty. The Obligations of the Borrower to the Lender under the Credit Documents are guaranteed (i) by the Guarantors (other than MMCF) pursuant to that certain Joint and Several Guaranty made by MFH, MEC, TC Corp., MSLP, MuniMae, BFGLP, BFRP and BFG Investments, (ii) by MMA Construction Finance, LLC pursuant to that certain Limited Recourse Guaranty both dated as of the date hereof (collectively, as the same may be amended, restated or otherwise modified from time to time, the “Guaranty”).
     2.10 Maturity. The Lender’s obligation to make Loans and the Borrower’s right to borrow hereunder shall terminate on the Maturity Date.
     2.11 Posting of Collateral. At any time and from time to time, upon the request of the Borrower, the Lender may approve the pledge of additional property partnerships, equity interests in MTEs related to additional property partnerships, construction loans, or any other type of collateral proposed by the Borrower, subject to the approval of MRC Investment Committee (“Lender’s Credit Committee”) in its sole and absolute discretion, as additional Collateral securing the Obligations hereunder. Upon the approval of Lender’s Credit Committee, in its sole discretion, of one or more additional property partnerships, equity interests, construction loans or additional collateral as Collateral securing the Obligations, such additional collateral shall be deemed a Property Partnership, Corporate Property Partnership or Additional Collateral hereunder, as agreed to by Lender and Borrower, and the Borrower, MTE and/or Guarantor, as the case may be, shall execute an equity pledge agreement or pledge and security agreement in the form substantially similar to the Pledge Agreements. Schedule B attached hereto and listing the Property Partnerships shall automatically and without further actions of either party be amended to include such additional property partnerships as Collateral.
     2.12 [Reserved].
     2.13 [Reserved].

     2.14 Change in Laws. Anything hereinbefore to the contrary notwithstanding, if any future applicable law (which expression, as used in this Agreement, includes statutes and rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time heretofore or hereafter made upon or otherwise issued to the Lender shall (1) subject the Lender to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the loans or the payment to the Lender of any amounts due to it hereunder, or (2) materially change the basis of taxation of payments to the Lender of the principal or the interest on or any other amounts payable to the Lender hereunder, or (3) impose or increase or render applicable any special or supplemental special deposit or reserve or similar requirements or assessment against assets held by, or deposits in or for the account of, or any liabilities of, or loans by an office of the Lender in respect of the transactions contemplated herein, or (4) impose on the Lender any other conditions or requirements with respect to this Agreement, the Maximum Amount, or any loan made hereunder, and the result of any of the foregoing is (a) to increase the cost of making, funding or maintaining all or any part of the Loans, or (b) to reduce the amount of principal, interest or other amount payable to the Lender hereunder, or (c) to require the Lender to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregoing interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by the Lender from the Borrower hereunder, then, and in each such case not otherwise provided for hereunder, the Borrower will, upon demand made by the Lender accompanied by calculations thereof in reasonable detail, pay to the Lender such additional amounts as will be sufficient to compensate the Lender for such additional cost, reduction, payment or foregone interest or other sum, provided that the foregoing provisions of this sentence shall not apply in the case of any additional cost, reduction, payment or foregone interest or other sum resulting from any taxes charged upon or by reference to the overall net income, profits or gains of the Lender.
     2.15 Term of Agreement. This Agreement shall remain in full force and effect so long as any Obligations remain outstanding or the Lender has any commitment to make Loans.
ARTICLE III: CONDITIONS PRECEDENT
     3.1 Conditions Precedent to Effectiveness of this Agreement. The obligation of the Lender to continue the credit facility pursuant to this Agreement is subject to the condition that the Lender shall have received, on or before the date hereof, in form and substance satisfactory to the Lender:
          3.1.1 Fully executed originals of, or the Borrower shall have accomplished or caused to be accomplished, the documents and actions listed on the closing checklist attached hereto as Exhibit 3.1.1; and
          3.1.2 Such other instruments, documents or actions as the Lender or its counsel may reasonably request.

     3.2 Conditions Precedent to Making Loans. The obligation of the Lender to make any Loans is further subject to the fulfillment to the satisfaction of the Lender immediately prior to or contemporaneously with the making of such Loan of each of the following conditions:
          3.2.1 The representations and warranties contained in this Agreement or otherwise made in writing by or on behalf of the Borrower or the Guarantors pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at the time of the making of each such Loan (except for representations and warranties limited as to time or with respect to a specific event, which representations and warranties shall continue to be limited to such time or event) with and without giving effect to such Loan and the application of the proceeds thereof. The Lender may without waiving this condition consider it fulfilled, and a representation by the Borrower and the Guarantors to such effect made, as of the date each Loan is made if no written notice to the contrary, dated the date of such Loan is received from the Borrower or Guarantors. In the event that any of the Borrower or the Guarantors submits a written notice as contemplated by the preceding sentence, the conditions set forth in this Section will be considered fulfilled if such notice specifies in detail the exceptions to the representations and warranties as of the date of such Loan, the exceptions as stated in such notice are satisfactory to the Lender and the Lender so notifies the Borrower and the Guarantors.
          3.2.2 At the time of making each such Loan:
               (a) the Borrower and each Guarantor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement or in any of the Credit Documents required to be performed or complied with by it prior to or at such time;
               (b) no Default or Event of Default shall have occurred and be continuing or would result from the making of such Loan;
               (c) there shall have been no material adverse change in the condition (financial or otherwise), business or properties of the Borrower or Guarantors since the date of this Agreement;
               (d) the Co-Funding Amount required pursuant to the terms of this Agreement for such Loan shall have been obtained by the Borrower in accordance with the definition of “Co-Funding Amount” set forth in Section 1.1 hereof; and
               (e) the Lender shall have received a written request from an employee or officer of the Borrower to the Lender requesting that the Lender make a Loan, which written request shall specify the amount of the Loan requested and shall be accompanied by a borrowing base certificate substantially in form attached hereto as Exhibit 3.2 with each such request.
          3.2.3 Direct Investment by Borrower. In addition, prior to or concurrently with the making of the initial Loan at Closing, the Borrower or a Guarantor shall deliver to the Lender’s counsel on behalf of the Lender a copy of each Property Partnerships’ partnership agreement and the other Organizational Documents for each Property Partnership. If and to the extent determined by the Lender’s counsel to be required, the Borrower or a Guarantor shall also deliver to the Lender’s counsel an acknowledgement and consent from each Property Partnership that received a Direct Investment (and, if determined by the Lender to be required, its equity holders), in the form set forth as Exhibit A to the Pledge Agreement described in clause (a)(i) of the definition of Pledge Agreement.
          3.2.4 Investment Contribution by Borrower/Direct Investment by Middle Tier Entity. In addition, prior to the making of the initial Loan on the Closing Date in connection with an Investment Contribution to a particular Middle Tier Entity (and, in turn, a Direct Investment by such MTE to a Property Partnership), the Borrower or a Guarantor will deliver, or cause the applicable MTE to deliver, to the Lender’s counsel on behalf of the Lender:
               (a) the Organizational Documents of the MTE that received or is intending to receive the Investment Contribution;
               (b) all of the documents required in connection with a Direct Investment by the Borrower as described in Section 3.2.3, including, without limitation, the Organizational Documents of each Property Partnership that received a Direct Investment from the MTE funded with the proceeds of such Capital Contribution;
               (c) a Pledge Agreement, executed and delivered by the respective MTE to the Lender evidencing the assignment of and grant of a first priority perfected security interest in all of such MTE’s then owned or thereafter acquired equity interests, including, without limitation, the equity interests in the Property Partnership in which such MTE made Direct Investments;
               (d) such evidence as the Lender may reasonably require establishing that the Lender’s security interest arising under the MTE pledge pursuant to Section 3.2.4(c) above applicable to such MTE has been perfected as a first priority perfected security interest, including, without limitation, (i) a UCC search report conducted in Delaware with respect to the MTE, confirming that there are no security interests, liens, or encumbrances on the MTE other than the security interests granted in the MTE pledge pursuant to Section 3.2.4(c) above (and confirming the filing of a UCC-1 financing statement in favor of the Lender and naming the MTE as debtor), (ii) any consents required with respect to any collateral in which the MTE has rights as of the execution date of the MTE pledge, and (iii) the certificates, if any, evidencing any collateral held by the MTE as of the execution date of the MTE pledge agreement, together with undated assignment(s) thereof executed in blank by the MTE.
          3.2.5 Direct Convertible Loans and Convertible Loan Contributions by Borrower/Convertible Loans by MTEs. In addition, prior to or concurrently with the making of the initial Loan on the Closing Date in connection with a Direct Convertible Loan to a particular Property Partnership, or in connection with a Convertible Loan Contribution to a particular Middle Tier Entity (and, in turn, a Convertible Loan by such MTE to a Property Partnership), the Borrower or a Guarantor will deliver, or cause the applicable MTE to deliver, to the Lender’s counsel on behalf of the Lender:
               (a) the Organizational Documents of the Property Partnership that received the Convertible Loan;

               (b) in the case of a Convertible Loan Contribution, the Organizational Documents of the MTE that received such Convertible Loan Contribution;
               (c) a Collateral Assignment, Pledge and Security Agreement, executed and delivered to the Lender substantially in the form of Exhibit 3.2.5(c) attached hereto (a “Collateral Assignment, Pledge and Security Agreement”), evidencing the assignment of and the grant of a first priority perfected security interest in all of the Borrower’s or, as the case may be, MTE’s right, title and interest in and to the following:
                    (i) the Convertible Loan Agreement entered into between the Borrower, or as the case may be, the MTE, and the Property Partnership receiving such Convertible Loan;
                    (ii) the promissory note evidencing such Convertible Loan;
                    (iii) guaranties of repayment of such Convertible Loan from one or more of the developers and equity holders of the Property Partnership receiving such Convertible Loan;
                    (iv) the pledge by all of the equity holders of the Property Partnership receiving such Convertible Loan of their equity interests in such Property Partnership to the Borrower, or as the case may be, such MTE accompanied by, to the extent applicable, delivery of any related security certificates and an instrument of transfer executed in blank therefore; and
                    (v) any other collateral, security or guaranty which the Borrower, or as the case may be, such MTE receives from the Property Partnership receiving such Convertible Loan (or its equity holders or developer) as security for the repayment of such Convertible Loan;
               (d) an allonge to the promissory note evidencing such Convertible Loan, executed in blank;
               (e) any UCC Financing Statements or other such instruments, documents, certificates, filings or agreements as the Lender may reasonably require; and
               (f) such evidence as the Lender may reasonably require establishing that the Lender’s security interest arising under the Collateral Assignment, Pledge and Security Agreement applicable to such Convertible Loan has been perfected as a first priority perfected security interest, including, without limitation, a UCC-11 search report conducted in Delaware with respect to the Borrower or the MTE, as applicable, confirming (i) the filing of a UCC-1 financing statement in favor of the Lender and naming the Borrower or the MTE, as applicable, as debtor and (ii) that there are no security interests, liens, or encumbrances on the Borrower or the MTE other than the security interests granted in the Collateral Assignment, Pledge and Security Agreement or, in the case of a Borrower, otherwise granted in favor of the Lender.
          3.2.6 Assuming the documents required pursuant to Section 3.2.3, 3.2.4 or 3.2.5 have been delivered with respect to a particular Property Partnership or, if applicable, a particular

MTE, the Borrower may request additional Loans with respect to such Property Partnership or MTE by complying with the requirements of Sections 3.2.1 and 3.2.2.
     3.3 Delivery of Documents. Drafts of the documents required to be delivered by the Borrower under Sections 3.2.2, 3.2.3, 3.2.4 or 3.2.5 in connection with a request for a Loan shall be delivered to the Lender at least three (3) Business Days prior to the intended making of such Loan. The Borrower shall deliver to the Lender copies of fully-executed counterparts of such documents prior to or on the date of the making of such Loan. The copies of fully-executed counterparts of such documents may be delivered via facsimile or electronic mail.
     3.4 Conditions Precedent to Releasing Collateral. Assuming that no Event of Default is then existing, the Lender shall release all of the Collateral relating to a specific Property Partnership or Middle Tier Entity solely upon satisfaction of the Release Conditions applicable thereto. Upon satisfaction of the Release Conditions for a particular Property Partnership or MTE, (a) the Borrower shall make no further Capital Contributions, Direct Investments or Direct Convertible Loans, either through the use of proceeds of Loans or otherwise to such Property Partnership, or MTE; and (b) the Lender shall remit to the Borrower, cash, if and to the extent actually received by the Lender and not required to be applied to the Obligations pursuant to Section 2.6.1, in an amount equal to the aggregate Co-Funding Amounts deposited therein in connection with all Loans made to enable the Borrower to make (i) Direct Investments or Direct Convertible Loans to such Property Partnership or (ii) Capital Contributions to such MTE.
     3.5 Financing Statement Filings. The Lender (including any assignee) shall have the right to file, without further authorization by the Borrower, the initial financing statements with respect to the Collateral pledged under the Pledge Agreements and all necessary continuation statements, assignments and amendments within the time prescribed by the Uniform Commercial Code in order to continue the security interests created under the Prior Revolving Loan and any security interests granted under the Pledge Agreements.
ARTICLE IV: REPRESENTATIONS AND WARRANTIES
     In order to induce the Lender to enter into this Agreement and to make Loans hereunder, the Borrower and Guarantors, jointly and severally, make the following representations and warranties to the Lender (which representations and warranties shall survive the execution and delivery of this Agreement and the making of any Loans):
     4.1 Organization and Qualification.
          4.1.1 Each of MFH, MEC, TC Corp., BFRP and MSLP (a) is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization and is organized in only one jurisdiction, (b) has all requisite corporate power and authority to own its property, conduct its business as now conducted and as presently contemplated, and (c) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed on Section 4.1 of the Disclosure Schedule) where the nature of its business (present or proposed) requires such qualification under applicable law except where the failure to be so qualified would not have a materially adverse effect on its ability to perform its obligations hereunder. Each of MuniMae, BFGLP, BFG Investments, SPE I, SPE II, MMCF and each MTE

(x) is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization, (y) has all requisite power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (z) is duly qualified and in good standing in each jurisdiction (which jurisdictions are listed in Section 4.1 of the Disclosure Schedule) where the nature of its properties or its business (present or proposed) requires such qualification under applicable law except where the failure to be so qualified would not have a materially adverse effect on its ability to perform its obligations hereunder. As of the date hereof, the Borrower’s and each Guarantor’s correct legal name, jurisdiction of organization, principal place of business, chief executive office, federal tax identification number and, if applicable, state organizational number and each other name used by such entity during the five years prior to the date hereof (including any tradename) are set forth in Section 4.1 of the Disclosure Schedule.
          4.1.2 The sole purposes of SPE I and SPE II is (a) to acquire equity interests in Property Partnerships by making Direct Investments, (b) to acquire equity interests in Middle Tier Entities by making Capital Contributions, (c) to make Direct Convertible Loans to Property Partnerships, (d) to convey to Investment Partnerships all of its right, title and interest in and to such Property Partnerships and MTEs upon the admission through syndication of Investors as limited partners of Investment Partnerships, and (e) purposes ancillary to such Capital Contributions, Direct Investments, Direct Convertible Loans and syndications.
          4.1.3 MSLP’s sole purposes is to serve as the so-called “special limited partner”, “administrative limited partner” “special member” or “special administrative member,” as applicable, for each Property Partnership receiving a Direct Investment (and to serve as general partner, manager or managing member, as applicable, if so required or permitted under such Property Partnership’s Organizational Documents).
          4.1.4 The sole purpose of each Middle Tier Entity is (a) to receive Capital Contributions from SPE I and SPE II, (b) with respect to a single Property Partnership, to use funds provided by such Capital Contributions to (i) acquire equity interests in a such Property Partnership by making Direct Investments therein and (ii) make MTE Convertible Loans to such Property Partnership, and (c) purposes ancillary to such Direct Investments and MTE Convertible Loans.
     4.2 Capitalization. As of the date hereof, all of the issued and outstanding equity and voting rights in the Borrower and each of the Guarantors (other than MuniMae and MMCF) is held by the Persons and in the amounts or percentages set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding securities or agreements exchangeable for or convertible into or carrying any rights to acquire any equity interests in any of the Borrower or Guarantors (other than MuniMae or MMCF). Except as set forth in Section 4.2 of the Disclosure Schedule, and except for Encumbrances permitted pursuant to Section 5.1 hereof, there are no outstanding commitments, options, warrants, calls or other agreements (whether written or oral) binding on the Borrower or any of the Guarantors (other than MuniMae or MMCF) which require or could require said party to sell, grant, transfer, assign, mortgage, pledge or otherwise dispose of any equity interests of said party. Except as set forth in the Borrower’s or Guarantors’ Organizational Documents and Section 4.2 of the Disclosure Schedule, no equity interests of any of the Borrower or the Guarantors (other than MuniMae or MMCF) are subject to any restrictions on transfer or any agreements, voting agreements, trust agreements, trust deeds, irrevocable proxies, or any other similar agreements or interests (whether written or oral), other than (a) Encumbrances permitted pursuant to Section 5.1 hereof, and (b) restrictions and agreements entered into in connection with Indebtedness permitted under Section 5.17 hereof. Until Release Conditions with respect to a MTE have been satisfied, either SPE I or SPE II shall own all of the equity interests in such MTE.
     4.3 Authorization. The execution, delivery and performance by the Borrower, each Guarantor and each Middle Tier Entity of each of the Credit Documents and the other documents related thereto or contemplated thereby to which it is or will be a party (a) have been and will be duly authorized by all necessary action on its part; (b) do not and will not conflict with, or result in a violation of, any provision of law or any order, writ, rule or regulation of any court or governmental agency or instrumentality binding upon or applicable to it or its organizational documents; (c) do not and will not conflict with, result in a violation of, or constitute a default under, any material agreement, mortgage, indenture or instrument to which it is a party or by which it or its property is bound; and (d) do not and will not result in, or require, the creation or imposition of any lien (other than as permitted, arising under or contemplated by the Credit Documents) upon or with respect to any of its property.
     4.4 Title to Properties; Absence of Liens. As of the date of this Agreement, except as set forth in Section 4.4 of the Disclosure Schedule, the Borrower, each Guarantor and each MTE has and will have good title to all of its respective assets and rights of every name and nature now purported to be owned or managed by it, in each case free from all liens, charges and encumbrances whatsoever except for insubstantial defects in title which do not materially detract from the value or impair the use of the affected properties and liens, charges or encumbrances permitted under Section 5.1 hereof. The rights, properties and other assets presently owned, leased, licensed or managed by the Borrower or any Guarantor and described elsewhere in this Agreement, including all Exhibits hereto, include all rights, properties and other assets necessary to permit the Borrower and each Guarantor to conduct its business in all material respects in the same manner as such business has been conducted prior to the date hereof or as contemplated by this Agreement.
     4.5 Compliance. The Borrower, each Guarantor and each MTE has and will have all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including patents, trademarks, trade names and copyrights, if any) to allow it to own and operate its business without any violation of law or the rights of others (except for any such violation as would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower, any Guarantor or any MTE); and the Borrower, each Guarantor and each MTE is and will be duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, to the best of the Borrower’s and each Guarantor’s actual knowledge after due inquiry, laws relating to toxic or hazardous wastes, substances or materials and protection of the environment (except where the failure to comply would not materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of any Borrower or any Guarantor). The Borrower, each Guarantor and each MTE has performed and will perform all obligations required to be performed by it under, and is not in default under or in violation of, its organizational or charter documents or any agreement, lease, mortgage, note, bond, indenture, license, permit, order, authorization or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations which either individually or in the aggregate would not have any material adverse effect on the business, condition (financial or otherwise) or assets of the Borrower, any Guarantor or any MTE.
     4.6 Solvency. Each of the Borrower and Guarantors has and, after giving effect to the Loans will have, assets (both tangible and intangible) having a fair salable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); each of the Borrower and Guarantors has and will have access to adequate capital for the conduct of its respective businesses and the discharge of its respective debts incurred in connection therewith as such debts mature.
     4.7 Events of Default. As of the date of this Agreement, no Default or Event of Default exists.
     4.8 Taxes. (a) The Borrower, each Guarantor and each MTE has filed and will file all federal, state and other material tax returns required to be filed, or has obtained lawful extensions with respect to such filings, and all federal, state and other material taxes, assessments and other such governmental charges due from each of them have been and will be fully paid, (b) neither the Borrower, any Guarantor nor any MTE has executed or will execute any waiver that would have the effect of extending the applicable statute of limitations in respect of its tax liabilities, and (c) the Borrower, each Guarantor and each MTE has established and will establish on its books reserves in accordance with GAAP (except as otherwise disclosed in writing to the Lender) adequate for the payment of all federal, state and other tax liabilities.
     4.9 Restrictions on the Borrower and the Guarantors. Neither the Borrower, any Guarantor, nor any MTE is or will be a party to or bound by any contract, agreement or instrument, nor subject to any restriction which will, under current or reasonably foreseeable conditions, materially and adversely affect its business, property, assets, operations or conditions, financial or otherwise.
     4.10 ERISA. Except as set forth in Section 4.10 of the Disclosure Schedule, the Borrower, each Guarantor, and each “employee pension benefit plan” and each “employee welfare benefit plan” (as defined in ERISA) maintained by the Borrower or any Guarantor (collectively, the “Plans”) are in compliance in all material respects with ERISA, the provisions of the Code applicable to the Plans and the terms of such Plans; neither the Borrower nor any Guarantor nor any Plan has engaged in a “prohibited transaction” (as defined in ERISA and the Code) which would subject the Borrower, any Guarantor, any such Plan or any party in interest (as defined in Section 3(14) of ERISA) (hereinafter “ERISA Party-in-Interest”) or disqualified person (as defined in Section 4975 of the Code) (hereinafter an “ERISA Disqualified Person”) with respect to any such Plan to a tax or penalty that could have a material adverse effect on the Borrower or a Guarantor; neither the Borrower nor any Guarantor nor any Plan has incurred any unpaid “minimum required contribution” (as defined in 430(a) of the Code and Section 303 of ERISA); the aggregate current value of all assets of the funded Plans of the Borrower and any Guarantor which are single-employer plans is at least equal to the aggregate current value of all accrued benefits under such Plans calculated in accordance with actuarial assumptions current as of the date of this representation and warranty on an on-going Plan basis; neither the Borrower nor any Guarantor has incurred any liability to the Pension Benefit Guaranty Corporation over and above basic benefit premiums required by law Section 4007 of ERISA; and neither the Borrower nor any Guarantor has terminated any Plan, in whole or in part, in a manner which could result in the imposition of a lien on the property of the Borrower or any Guarantor.
     4.11 Environmental and Regulatory Compliance. As to each of the real properties in which the Borrower holds a direct or indirect ownership or beneficial interest, except as described in Section 4.11 of the Disclosure Schedule, each such property, to the Borrower’s and each Guarantor’s actual knowledge (based on third-party environmental reports received at the time each such real property was acquired), is presently in compliance in all material respects with and has in full force and effect all material permits or material approvals required by all applicable laws, ordinances or regulations, including, without limitation, Environmental Laws (as defined in Section 5.23). If any such property is not in compliance with the foregoing, the Borrower and the Guarantors are in the process of performing and/or using their commercially reasonable efforts to cause the general partners of each Property Partnership to perform, their respective obligations relative to such property, and such non-compliance does not have or will not have a material adverse effect on the business of the Borrower or the Guarantors or properties in which the Borrower or any Guarantor holds a direct or indirect ownership or beneficial interest. Except as set forth in Section 4.11 of the Disclosure Schedule, no written inquiry, claim, complaint, court order, request for information, notice or threat to give notice by any Governmental Authority or third party has been received by the Borrower or any Guarantor with respect to the foregoing property, nor does the Borrower or any Guarantor have any actual knowledge of any oral inquiry, claim, complaint, court order, request for information, notice or threat to give notice by any Governmental Authority or third party with respect to the foregoing property, alleging violation of or asserting any noncompliance with applicable law, ordinances or regulations and Environmental Laws.
     4.12 Contracts with Affiliates, Etc. Neither Borrower, any Guarantor nor any MTE is or will be a party to or otherwise bound by any agreement, instrument or contract (whether written or oral) with any Affiliate that would materially and adversely affect the condition (financial or otherwise), properties, business or results of operations of the Borrower, any Guarantor or any MTE.
     4.13 Regulatory Approvals. No authorization, consent, approval, permit, license, exemption from or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality is necessary for the valid execution, delivery or performance by the Borrower, any Guarantor or any MTE of the Credit Documents, except for the filing of UCC-1 financing statements.
     4.14 Enforceability. Each of the Credit Documents constitutes, and the other documents contemplated thereby to which the Borrower, any Guarantor or any MTE is or will be a party, when executed and delivered by it, does or will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, except as such enforceability (but not validity) may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and secured parties.

     4.15 Liens. Each of the Security Documents, to the extent therein provided, creates valid, binding and enforceable security interests in the Collateral in favor of the Lender, except as such enforceability (but not validity) may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization or other similar laws of general application affecting the rights of creditors and secured parties. There are no liens upon any of the Collateral, except liens granted by the Security Documents or disclosed in Section 4.15 of the Disclosure Schedule.
     4.16 Litigation. Except as set forth in Section 4.16 of the Disclosure Schedule, there are no suits, actions, proceedings or investigations pending or, to the knowledge of the Borrower or any Guarantor, threatened against or affecting the Borrower, any Guarantor or any MTE or any of their respective properties which would materially and adversely affect any of the transactions contemplated by this Agreement or which, if determined adversely, could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties or operations of the Borrower or any Guarantor or adversely affect the ability of the Borrower or any Guarantor to perform its respective obligations hereunder.
     4.17 Lender’s Representation and Warranty. The Lender represents and warrants to each Borrower and Guarantor that it has the authority to enter into this Agreement and the execution and delivery of this Agreement and all other Credit Documents and the obligations of Lender hereunder and under all Credit Documents has been approved and all necessary consents and approvals required have been received as of the date hereof. The execution, delivery and performance by the Lender hereunder and under the other Credit Documents to which it is a party (a) do not and will not conflict with or result in a violation of any provision of law or any order, write, rule or regulation of any court or governmental agency or instrumentality binding upon or applicable to it or its organizational documents, and (b) do not and will not conflict with, result in a violation of, or constitute a default under, any material agreement, mortgage, indenture or instrument to which it is a party or by which it is bound.
ARTICLE V: COVENANTS
     So long as any Obligation remains unsatisfied and the Lender is obligated to make additional Loans pursuant to this Agreement, the Borrower and the Guarantors jointly and severally hereby covenant to the Lender as follows:
     5.1 Liens. Without the prior written consent of the Lender, neither the Borrower nor any Middle Tier Entity, shall create, incur, assume or suffer to exist any lien, encumbrance, security interest or other encumbrance of any type (“Encumbrances”) upon or with respect to any of the Collateral, except: (a) Encumbrances existing on the date of this Agreement and set forth in Section 4.4 or Section 4.15 of the Disclosure Schedule; (b) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same is not required in accordance with the provisions of Section 5.3;(c) liens, encumbrances, security interests or other encumbrances in favor of the Lender; or (d) Encumbrances consisting of Property Partnership Pledges.
     5.2 Merger; Sale. Without obtaining the prior written consent of the Lender in each instance, neither the Borrower nor any Guarantor (other than MMCF) shall reorganize, be reconstituted, engage in any transaction which would result in a change in Control of such party (other than a change in Control of MuniMae), or enter into any agreement for the sale or other transfer of substantially all of its assets or equity or for the merger or consolidation of such party with or into another entity, except as permitted under Section 5.27 hereof.
     5.3 Taxes; Reserves. The Borrower and each Guarantor shall, and shall cause each MTE to, pay or cause to be paid all taxes, assessments or governmental charges on or against it or its properties prior to the time when they shall become delinquent, except to the extent that failure to make such payments would not reasonably be expected to have a material adverse effect on the business, properties or condition (financial or otherwise) of the Borrower, any Guarantor, or any MTE, and provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.
     5.4 Notices.
          5.4.1 Defaults. The Borrower and the Guarantors, promptly after obtaining actual knowledge thereof, shall advise the Lender of the existence of any default or event of default under any agreement or other document binding upon or executed and delivered by any of the Borrower, the Guarantors, or the MTEs, including any Default or Event of Default hereunder; provided, however, that such notice(s) need not be provided if such default or event of default does not constitute a Default or an Event of Default and could not reasonably be expected to subject them to liability in excess of $1,000,000 (as to MFH, MEC, TC Corp., BFGLP, BFRP, or BFG Investments) or $10,000,000 as to MuniMae.
          5.4.2 Litigation and Judgments. The Borrower and each Guarantor, as the case may be, will give notice to the Lender in writing, in form and detail satisfactory to the Lender within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing against it or any pending litigation or proceedings to which it is or becomes a party involving a fully or partially uninsured claim against it which if adversely determined could materially and adversely affect its financial condition, assets or operations of such entity other than as disclosed on the Disclosure Schedule. Each Borrower and each Guarantor, as the case may be, will give notice, in writing, to the Lender, in form and detail reasonably satisfactory to the Lender within five (5) Business Days of any judgments, final or otherwise, against it in an aggregate amount in excess of $100,000 as to the Borrower or any MTE or $1,000,000 as to any Guarantor which is not fully covered by insurance (other than customary deductibles disclosed to and reasonably acceptable to the Lender).
          5.4.3 Material Adverse Change. The Borrower and each Guarantor will promptly notify the Lender of any material adverse change which would reasonably be expected to have a material adverse effect on its business, properties or condition (financial or otherwise).
          5.4.4 Governmental Authorities. The Borrower and each Guarantor will promptly notify the Lender of all material notices received from any Governmental Authority and shall provide copies thereof to the Lender promptly after receipt thereof.

          5.4.5 ERISA. With respect to any Plan, the Borrower or each Guarantor, as the case may be, shall, or shall cause its Affiliates to, furnish to the Lender, promptly (a) written notice of the occurrence and its obtaining knowledge of a Reportable Event, (b) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (c) a copy of any notice of intent to terminate any funded Plan, (d) notice that the Borrower or such Guarantor, as the case may be, or any Affiliate will or may incur any liability to or on account of a Plan, and (e) upon the Lender’s request, a copy of the annual report of each Plan (Form 5500 or comparable form) required to be filed with the Internal Revenue Service and/or the Department of Labor. Any notice to be provided to the Lender under this Section shall include a certificate of the chief financial officer of the Borrower, such Guarantor or such Affiliate, as the case may be, setting forth details as to such occurrence and the action, if any, which the Borrower, such Guarantor, and/or the Affiliate is required or proposes to take, together with any notices required or proposed to be filed with or by the Borrower, and/or any Affiliate, the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the trustee or the Plan administrator with respect thereto. Prior to the adoption of any Plan subject to ERISA, the Borrower or a Guarantor, as the case may be, shall notify the Lender of such adoption and of the vesting and funding schedules and other principal provisions thereof.
          5.4.6 Environmental Laws. If the Borrower or any Guarantor shall (a) receive notice that any violation of Environmental Laws may have been committed or is about to be committed by the Borrower, any Guarantor or a general partner of any Property Partnership, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against either the Borrower or any Guarantor alleging a violation of any Environmental Law or requiring the Borrower or any Guarantor to take any action in connection with the release of toxic or hazardous wastes, substances or materials into the environment, or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that either the Borrower or any Guarantor may be liable or responsible for any costs associated with a response to or cleanup of a release of toxic or hazardous wastes, substances or materials into the environment or any damages caused thereby, then the Borrower or such Guarantor, as the case may be, shall provide the Lender with a copy of such notice within ten (10) days after the Borrower’s or such Guarantor’s, as the case may be, receipt thereof. Within fifteen (15) days after either the Borrower or such Guarantor has learned of the enactment or promulgation of any Environmental Law which, to Borrower’s or Guarantors’ knowledge, may result in any material adverse change in the business, properties or conditions (financial or otherwise) of the Borrower or such Guarantor or in which the Borrower or such Guarantor holds a direct or indirect ownership or beneficial interest, the Borrower or such Guarantor, as the case may be, shall provide the Lender with notice thereof.
     5.5 Inspection. The Borrower and each Guarantor will permit, and shall cause each MTE to permit, the Lender at the Borrower’s expense, to the extent of the Borrower’s, a MTE’s or Guarantor’s rights under a Property Partnership’s partnership agreement, to inspect any of its properties, including, without limitation, books and records, computer files and tapes and financial records, to examine and make copies of its books of account and other records and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers and other responsible employees and professional advisers at such reasonable times and intervals as the Lender may designate after reasonable notice and during normal business hours; provided, however, that as long as no Default or Event of Default exists, the Borrower and Guarantors shall not be liable for the costs of more than one such inspection and examination during each calendar quarter. The Lender shall use commercially reasonable efforts to maintain the confidentiality of the information obtained pursuant to such inspections and examinations; provided, however, such information may be disclosed (a) the Lender’s directors, officers, employees, representatives, and attorneys, (b) to the Lender’s independent third party auditors, and their directors, officers, employees, representatives, and attorneys, (c) in accordance with any subpoena or court order which the Lender in good faith believes requires such disclosure, and (f) as the Lender deems necessary in connection with any exercise of the Lender’ rights and remedies under the Credit Documents.
     5.6 Financial Reporting.
          5.6.1 MuniMae shall provide to the Lender no later than June 30, 2008:
               (a) MuniMae’s restated audited financial statements for 2004 and 2005 and audited financial statements for 2006; and
               (b)  promptly upon the written request of the Lender therefore, copies of all management letters of substance and other material reports, if any, which are submitted in connection with financial audits of MuniMae by its independent accountants.
          5.6.2 The Borrower and each Guarantor (other than MuniMae) shall provide to the Lender no later than September 30, 2008:
               (a) the Borrower’s and each Guarantor’s (other than MunieMae) federal and state income tax return;
               (b) for each of MFH, MEC and TC Corp., its income statement, balance sheet and any other related financial statements, prepared in accordance with GAAP (except as otherwise noted therein) and audited by a national accounting firm as may be retained from time to time by MuniMae (which national accounting firm shall be, in the event that MuniMae is not then required to file periodic reports with the United States Securities and Exchange Commission, reasonably acceptable to the Lender); and
               (c) for each of MFH, MEC and TC Corp, management-prepared income statements, balance sheets, and any other related financial statements prepared in accordance with GAAP (subject only to normal year-end audit adjustments and the absence of footnotes), and similar to those required by clause (b) above for and as of the end of such period; which financial statements, in the case of MFH and TC Corp., shall be prepared on a consolidated and consolidating basis.
          5.6.3 The financial statements to be delivered pursuant to Sections 5.6.2(b) and (c) shall be accompanied by a certification to the Lender by the Borrower’s and each Guarantor’s (other than MuniMae) chief financial officer, controller or assistant controller that such financial statements are accurate and complete in all material respects.

          5.6.4 The documents required to be delivered pursuant to Section 5.6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on MuniMae’s website; provided that: (a) MuniMae shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender, and (b) MuniMae shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such documents and provide to the Lender by electronic mail electronic versions of such documents. MuniMae represents and warrants that all documents and information delivered to the Lender electronically via access to MuniMae’s website pursuant to this Section 5.6.4 are true, accurate and complete in all material respects. Notwithstanding anything contained herein, in every instance MuniMae shall be required to provide paper copies of the compliance certificates described in Section 5.6.3 to the Lender.
     5.7 Insurance. The Borrower, with respect to Property Partnerships that own or lease real estate, shall use commercially reasonable efforts to ensure that at all times such Property Partnerships maintain (directly or through the Property Partnerships) insurance covering such risks, in such amounts, containing such terms, in such forms, for such periods, and written by such companies as are set forth in Exhibit 5.7. The Borrower will use its commercially reasonable efforts to attempt to enforce the Property Partnership’s partnership agreement requiring each of the Property Partnerships in which it or a MTE made or makes a Direct Investment or Convertible Loan to be at all times insured in such amounts and against such hazards and liabilities and for such purposes as are set forth in Exhibit 5.7 annexed hereto. In the event of failure by the Borrower to provide and maintain insurance as herein provided or to use commercially reasonable efforts to attempt to enforce, for itself or for a MTE, the Property Partnership’s partnership agreement in connection with insurance requirements thereunder, the Lender may, at its option obtain such insurance at customary rates and charges and charge the amount thereof to the Borrower. The Lender will notify the Borrower that it has obtained such insurance, provided, however, that the failure of the Lender so to notify the Borrower will in no way detract from or invalidate the Lender’s rights pursuant to this Section 5.7 to declare an Event of Default on account of such failure. In the alternative, the Lender may elect to require that the Borrower immediately repay all Loans made in connection with any Direct Investments in or Convertible Loans to such Property Partnership. The Borrower promises to pay to the Lender on demand the amount of any disbursements made by the Lender for such purposes as herein authorized, and the amount of any such disbursements shall constitute Loans advanced by the Lender in accordance with the terms of this Agreement. Any such payment not received from the Borrower shall bear interest at the Interest Rate then accruing. The Lender shall not, by the fact of approving, disapproving, or accepting any such insurance, incur any liability for the adequacy or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and the Borrower and the Guarantors hereby jointly and severally expressly assume full responsibility therefor and liability if any, thereunder. The Borrower shall furnish the Lender at the Lender’s request, with certificates of insurance evidencing compliance with the foregoing insurance provision.
     5.8 Collateral. The Borrower and each Guarantor will, and will cause each MTE to, duly execute and deliver, or cause to be executed and delivered, appropriate financing statements and other documents and take all other reasonable actions requested by the Lender necessary to enable the Lender to maintain continuously perfected security interests in the Collateral hereunder and under the Credit Documents. The Lender may inspect the Collateral at any reasonable time, wherever located, upon reasonable notice. The Borrower and each Guarantor will, and will cause each MTE to, pay all taxes and assessments upon the Collateral or for its use and/or operation prior to the time when any penalties or interest accrue with respect thereto, or non-payment thereof; provided, however, that, so long as no distraint, foreclosure sale or other levy upon or transfer with respect to the Collateral or any part thereof shall have been effected or threatened, and no Event of Default shall have occurred and be continuing, the Borrower or such Guarantor, as applicable, shall not be required to pay such taxes and assessments if (a) the amount, applicability or validity thereof is currently being contested by the Borrower or such Guarantor, as applicable, in good faith by appropriate legal proceedings, (b) the Borrower or such Guarantor, as applicable, shall have set aside on its books reserves (segregated to the extent required by GAAP, or, if not applicable, sound accounting principles and practices) reasonably deemed by the Lender to be adequate with respect thereto, and (c) the Borrower or such Guarantor, as applicable, shall have provided to the Lender or the applicable taxing authority a bond or other security of such nature and in such amount as the Lender reasonably deems sufficient as security for payment thereof.
     5.9 Further Assurances. The Borrower and each Guarantor shall at any time and from time to time execute and deliver, or cause to be executed and delivered, such further instruments and take such further actions, or cause to be taken such further actions, as may reasonably be requested by the Lender, in each case further and more perfectly to effect the purposes of this Agreement and the other Credit Documents.
     5.10 Intentionally Omitted.
     5.11 No Amendments to Certain Documents. Neither the Borrower nor any Guarantor will amend, modify or terminate, or agree to the amendment, modification or termination of (a) its Organizational Documents, (b) the Organizational Documents of (i) any Property Partnership that received or is receiving Direct Investments or Convertible Loans or (ii) any MTE that received or is receiving Capital Contributions (prior to satisfaction of the Release Conditions with respect to such Property Partnership or MTE), or (c) any other document relating to the transactions with respect to which any Loan is made without the prior written consent of the Lender, except in connection with amendments which would not have any adverse impact on the Lender, or the Lender’s interest in any Collateral.
     5.12 Intentionally Omitted.
     5.13 Change of Jurisdiction of Organization; Name Change; Change of Location. No Borrower nor any Guarantor will, nor will it permit any MTE to, at any time change its jurisdiction of organization, legal name, form of organization, federal identification number or state organizational number, without giving prior written notice to the Lender specifying the new jurisdiction of organization, name, form or number.
     5.14 [Reserved].
     5.15 [Reserved].
     5.16 Conduct of Business.

          5.16.1 The Borrower and each Guarantor will duly observe and comply with all applicable laws and all requirements of any governmental authorities relative to its existence, rights and franchises, to the conduct of its business and to the property and assets owned or managed by it (except where the failure to observe and comply would not materially and adversely affect the condition (financial or otherwise), properties, business, or results of the Borrower or any Guarantor, as the case may be, or the ability of the Borrower or any Guarantor to perform its Obligations hereunder to the Lender) and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.
          5.16.2 The Borrower and each Guarantor will maintain its existence. The Borrower will remain or engage in substantially the same business in which it is now engaged.
          5.16.3 The Borrower shall, and shall cause each MTE to, have no assets other than those explicitly permitted by this Agreement and shall engage in no business other than to serve as a conduit for funds advanced hereunder and in repayment of such funds and the Co-Funding Amounts, and, with respect to the Borrower, to make Capital Contributions, Direct Investments and Direct Convertible Loans, and with respect to a MTE, to make Direct Investments and MTE Convertible Loans, in the manner provided for in this Agreement.
          5.16.4 The Borrower and the Guarantors shall cause each Property Partnership to own no more than one Project and to be a single-purpose entity which shall have no assets or liabilities and conduct no business other than that related to such Project; and cause each Property Partnership and MTE to provide either in its Organizational Documents or by contract in form and substance acceptable to the Lender in its sole discretion:
               (a) that the Lender shall have all of the rights of a secured party under the UCC to sell or retain the equity interests so pledged;
               (b) for the immediate, automatic and unconditional admission of the Lender (or its nominee, successor, transferee or assignee) as an equity holder of such entity in the event of a foreclosure upon or other disposition of the equity interests so pledged to the Lender; and
               (c) that with respect to the equity interests in such MTE or Property Partnership, for so long as any pledge of such interests by the Borrower or MTE to the Lender shall not have been released in accordance with its terms, (i) such equity interests will not be, and will not become, “investment property” and will be and will remain “general intangibles” within the meaning of Article 9 of the UCC, and (ii) any action by any partner or member of such MTE or Property Partnership to cause any of such equity interests to be deemed to be or to be treated as a “security” or as “investment property” within the meanings of Article 8 and Article 9, respectively, of the UCC, shall be void and of no effect unless (A) the Lender has consented to such action, (B) such equity interests are certificated, and (C) the certificates evidencing such equity interests are delivered to the Lender, together with assignments thereof duly executed in blank by the Borrower.

     5.17 Limitation of Indebtedness
          5.17.1 Except with the prior written consent of all of the Lender, the Borrower and MSLP will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to, any Indebtedness except for (a) the Obligations and the Co-Funding Amounts (solely to the extent such Co-Funding Amounts have been loaned to the Borrower in accordance with the terms of the definition of Co-Funding Amounts set forth in Section 1.1), (b) Indebtedness incurred by MSLP in order to make capital contributions in its capacity as the “special limited partner” or “administrative limited partner” in any Property Partnership, and (c) debt included on the consolidated balance sheets of the Borrower solely as a result of the application of FASB Interpretation No. 46.
          5.17.2 Except with the prior written consent of the Lender, MEC and TC Corp. will not create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to any Indebtedness consisting of intercompany obligations owed to MuniMae and its Subsidiaries, unless the same are subordinated to payment of the Obligations as provided in the Subordination Agreement.
          5.17.3 No Middle Tier Entity will create, incur, assume or suffer to exist, or in any manner become or be liable directly or indirectly with respect to any Indebtedness except pursuant to its respective MTE pledge agreement.
     5.18 ERISA Compliance. Neither the Borrower, any Guarantor, nor any Plan or any fiduciary thereof or other ERISA Party-in-Interest or ERISA Disqualified Person with respect to any Plan shall (a) engage in any “prohibited transaction,” (as defined in ERISA and the Code), (b) incur any unpaid “minimum required contribution” (as defined in Section 430(a) of the Code and Section 303 of ERISA) whether or not waived, (c) fail to satisfy any additional funding requirements set forth in Section 412 or 430 of the Code and Section 302 and 303 of ERISA, or (d) terminate, in whole or in part, any “pension benefit plan” (as defined in Section 3(2) of ERISA) in a manner which could result in the imposition of a lien on any property of the Borrower or any Guarantor. Each Plan shall comply in all material respects with ERISA.
     5.19 Intentionally Omitted.
     5.20 Maintenance of Books and Records. The Borrower and each Guarantor will, and will cause each MTE to, keep adequate books and records of account in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with GAAP (except as otherwise disclosed) and applicable law including, without limitation, laws with respect to questionable, improper or corrupt payments.
     5.21 Use of Proceeds. The Borrower will use the proceeds of the Loans solely to (i) to fund Capital Contributions, Direct Investments and Direct Convertible Loans, and (ii) provided there is no Event of Default that occurred and is continuing, upon satisfaction of Release Conditions with respect to Property Partnership and the conversion of Corporate Property Partnership to Property Partnership pursuant to Article VII, to repay the Borrower or any Guarantor for any and all amounts advanced to fund Direct Investments, Capital Contributions or Direct Convertible Loans to Corporate Property Partnerships from funds other than the proceeds of the Prior Revolving Loan or any Loans. No portion of any Loan shall be used for the purpose of (a) purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or (b) paying fees or charges to developers of any Project (except for fees payable solely with respect to Project development activity).
     5.22 Transactions with Affiliates.
          5.22.1 The Borrower and each Guarantor will not, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (a) as would not materially and adversely affect the condition (financial or otherwise), the properties, business or results of operations of the Borrower or such Guarantor, (b) as disclosed in the Organizational Documents of a Property Partnership submitted to the Lender’s counsel for approval prior to the date hereof, or (c) that certain promissory note, dated on or about July 1, 2003, in the principal face amount of $120,000,000 made by TC Corp. payable to the order of MuniMae, repayment of which is subordinated in accordance with the terms of the Subordination Agreement.
          5.22.2 The Borrower and each Guarantor hereby agree that payment and performance of any obligations under any contract, agreement or arrangement (whether written or oral) now or hereafter entered into between Borrower on the one hand and any Guarantor or any Affiliate of any Guarantor on the other hand shall be subordinated to payment and performance of the Obligations. Payment and performance under such contracts, agreements or arrangements may be made and received in the ordinary course of business on a current basis as long as no Default or Event of Default has occurred and is continuing.
     5.23 Environmental Regulations. The Borrower and each Guarantor will comply, and shall use commercially reasonable efforts to cause the general partner of each Property Partnership to comply, in all material respects with all federal, state and local statutory or common laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses) related to the protection of public health, worker safety, the environment or the management of pollution or any and all oil, petroleum products, waste oil, hazardous wastes, hazardous substances, toxic substances or hazardous materials (collectively, “Environmental Laws”) in each and every jurisdiction in which they operate now or in the future, and will comply or use their commercially reasonable efforts to cause compliance in all material respects with all such Environmental Laws that may in the future be applicable to them and to the properties and assets owned, directly or indirectly, or managed by them, except that neither Borrower nor any Guarantor shall be required to take any action which could reasonably be expected to subject such Person to general partner or other liability in respect of an affected Project or Property Partnership.
     5.24 Fiscal Year. The Borrower, each MTE and each Guarantor shall have a fiscal year ending on December 31 of each year, and shall not change such fiscal year without the prior written consent of the Lender, unless a different fiscal year is required by the Code.
     5.25 Investor Contributions. The Borrower shall direct the Investors to pay all cash capital contributions required to pay all Loans along with all interest, costs, expenses, fees or other Obligations relating to any of the MTEs and Property Partnerships to be placed with the applicable Investment Partnership to the Borrower or if directed by the Borrower to the Lender. In addition, as such capital contributions are funded the Borrower shall cause such Investment Partnership to pay the portion of such cash as may be required in order to purchase from the Borrower all membership interests in MTEs and all limited partnership interests in Property Partnerships then being transferred by the Borrower to such Investment Partnership. Such cash shall be in an amount, at a minimum, as is required to (a) repay the then outstanding principal of all Loans made to or for the benefit or account of each such MTE and Property Partnership, and (b) pay all outstanding interest, fees, charges, expenses or other Obligations as may accrue to or have arisen with respect to each such MTE and Property Partnership.
     5.26 Restricted Payments. None of the Borrower or any of the Guarantors will make any Restricted Payments if at the time of the making of such Restricted Payment, with or without the making of such Restricted Payment, there shall exist or result Event of Default involving either (a) the payment of money by the Borrower or a Guarantor, or (b) the breach of any covenants contained herein.
     5.27 Ownership; Control. Without the prior written approval of the Lender, which shall not be unreasonably withheld, neither the Borrower nor any Guarantor will cause or permit any change in the ownership or Control of any such entity (other than MuniMae), or any MTE, except to the extent that (a) with respect to the Borrower or any Guarantor, following such change MuniMae retains Control (directly or indirectly) of the Borrower and each such Guarantor, and (b) with respect to each MTE, the Release Conditions with respect to such MTE have been satisfied.
     5.28 Transfer of Property Partnership Interests. The Borrower will not transfer, pledge or assign any interest in a MTE and, other than as contemplated in a Property Partnership Pledge, neither the Borrower nor any MTE will transfer, pledge or assign any interest in a Property Partnership, or any interest in a Convertible Loan to a Property Partnership, prior to the satisfaction of Release Conditions with respect thereto.
     5.29 Separate Credit Reliance. The Borrower and each Guarantor acknowledges that the Lender has entered into the transactions contemplated by this Agreement, and accepted the Guaranty, in reliance upon Borrower’s, each MTE’s and each Guarantor’s separate and distinct corporate existences and their separate and distinct operations, and, accordingly, the separate credit of Borrower, each MTE and each Guarantor. During the term of this Agreement, the Borrower’s and each MTE’s Organizational Documents shall contain separateness covenants.
     5.30 [Reserved].
     5.31 Repayment.
          5.31.1 The Borrower and the Guarantors shall deposit, and cause the deposit by each Middle Tier Entity, Property Partnership, Investment Partnership, Investor or other source of repayment, of all payments and repayments of Capital Contributions, Direct Investments and Convertible Loans, and all other Obligations of the Borrower with Lender. To the extent that any such payments or repayments are received directly by the Borrower or any Guarantor, the same shall be delivered immediately to the Lender in the form received, duly endorsed to the

Lender, if necessary, and for application by the Lender in accordance with this Agreement. Until so delivered, the Borrower and each Guarantor acknowledges that it holds such payments and repayments in trust for the benefit of the Lender and shall keep such payments and repayments segregated from other funds and property of the Borrower or each Guarantor.
          5.31.2 MuniMae shall continue to maintain a cash management system and a web-based fixed income trading system, each of which shall be reasonably acceptable to the Lender.
          5.32 Special Limited Partner. MSLP shall be the sole “special limited partner”, “administrative limited partner”, “special member”, or “special administrative member”, as applicable, in any Property Partnership receiving a Direct Investment from the Borrower or a MTE.
ARTICLE VI: DEFAULTS AND REMEDIES
     6.1 Events of Default. Each of the following events is hereby defined as, declared to be and shall constitute an “Event of Default”; and “Default” means any act, omission, occurrence or circumstance that, with the passage of time or notice, or both, would be an Event of Default:
          6.1.1 Failure by the Borrower to either make any payment when due in respect of its Payment Obligations when required, failure continues uncured for a period of 5 days; or
          6.1.2 Failure by the Borrower or any Guarantor to perform or observe (a) any of the terms, covenants, conditions or provisions of Sections 5.2, 5.4, 5.9 through 5.11, 5.13, 5.16 (except 5.16.1), 5.17, 5.21, 5.22, and 5.24 through 5.34, (b) any Obligation with respect to providing Co-Funding Amounts, or (c) material failure to comply Section 5.31 (for which there shall be no cure period) and with obligations relating to Co-Funding Amounts (for which there shall be a one Business Day cure period), such failure continues uncured for 10 days; or
          6.1.3 Failure by the Borrower or any Guarantor to perform or observe in any material respect (as determined by the Lender in its unrestricted discretion) any of the terms, covenants, conditions or provisions of Sections 5.1, 5.3, 5.5 through 5.8, 5.16.1, 5.18, 5.20 and 5.23 for a period of 30 days after the Borrower or such Guarantor becomes aware (whether through notice from the Lender or otherwise) of a breach of such Section; or
          6.1.4 Failure by the Borrower or any Guarantor to observe and perform in any material respect (as determined by the Lender in its unrestricted discretion) any other covenant, condition or agreement on its part to be observed or performed under this Agreement for a period of 30 days after written notice specifying such failure and requesting that it be remedied is given to such party by the Lender; provided, however, that if (a) the failure is capable of being cured but cannot reasonably be cured within such 30 days, (b) the failure has not and will not result in the imposition of any liens on the Collateral, and (c) the Borrower has commenced said cure within such 30 days and is diligently prosecuting the same to completion, then said 30 day period shall be extended for such additional time as reasonably necessary to complete the cure but not more than an additional 30 days; or

          6.1.5 Any of the representations, warranties or certifications of any of the Borrower, the Guarantors, or the MTEs in this Agreement or the other Credit Documents proves to have been false or misleading in any material respect when made or deemed to be made or re-made; or
          6.1.6 The dissolution or liquidation of any of the Borrower and the Guarantors or the failure by any of the Borrower and the Guarantors promptly to obtain the staying or lifting of any execution, garnishment or attachment if such circumstances will, in the judgment of the Lender, materially impair its ability to satisfy its Payment Obligations; or
          6.1.7 The Insolvency of any of the Borrower and the Guarantors as evidenced by:
               (a) its commencement of a voluntary case under Title 11 of the United States Bankruptcy Code, or its authorizing, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;
               (b) its filing an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or its failing to controvert timely the material allegations of any such petition;
               (c) the entry of an order for relief against it in any involuntary case commenced under said Title 11 unless the same is dismissed with prejudice within ninety (90) days of the entry thereof;
               (d) its seeking relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or its consenting to or acquiescing in such relief;
               (e) entry of an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, or (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors;
               (f) the entry of an involuntary order by a court of competent jurisdiction assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property that remains undischarged or unstayed for more than 30 days; or
               (g) its making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or
          6.1.8 A breach in any material respect by any of the Borrower, any Middle Tier Entity or any of the Guarantors of: (a) any of the provisions of any Credit Document other than this Agreement (including, without limitation, of the covenants contained in any Guaranty), which breach is not remedied within the applicable cure period, if any, set forth in such other Credit Document; or (b) any other agreement evidencing any Indebtedness of the Borrower or an

MTE to any third party (including, without limitation, Borrower’s or a MTE’s obligation to any Property Partnership pursuant to such Property Partnership’s Organizational Document or any Convertible Loan Agreement), not remedied within the applicable cure period, if any, set forth in such other agreement, provided, however, any alleged breach of such obligation shall not constitute an Event of Default hereunder in the event that the Borrower, for itself or on behalf of a MTE, is contesting such obligation in good faith, has established and maintains adequate reserves for the performance or payment of such obligation in accordance with GAAP, and the Borrower provides prompt written notice to the Lender of such alleged breach); or
          6.1.9 Any material adverse change from the date hereof in the financial condition or results of operations of the Borrower or any Guarantor which would have a material adverse impact on the Lender or the Collateral granted to the Lender in connection with the Obligations; or
          6.1.10 Any material covenant, agreement or obligation of the Borrower, any Guarantor or any MTE contained in or evidenced by any Security Document relating to this Agreement shall cease to be legal, valid, binding or enforceable in accordance with the terms thereof, the effect of which has a material adverse impact on the Borrower’s, Guarantor’s or any MTE’s ability to perform its obligations thereunder or on the value of, or rights of the Lender in, the Collateral; or
          6.1.11 Any Credit Document or any provision thereof shall for any reason cease to be valid and binding on any party thereto or any party bound thereby, or any party to or bound by any Credit Document shall so state in writing or shall state that any Credit Document or any provision thereof is terminated or that any such party has no or no further liability or obligation thereunder; or
          6.1.12 A judgment, monetary default or breach shall have occurred (and be continuing beyond any applicable cure period) in the payment or performance of any obligation of any of MEC, MFH, TC Corp., BFGLP, BFRP or BFG Investments that exceeds, in the aggregate, $1,000,000; provided, that, entry of a judgment shall not constitute an Event of Default (a) unless there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (b) if such judgment is covered by insurance and the insurer has confirmed coverage in writing to the Lender; or
          6.1.13 A judgment, monetary default or breach shall have occurred (and be continuing beyond any applicable cure period) in the payment or performance of any obligation of MuniMae, that exceeds in the aggregate $10,000,000; provided, that, entry of a judgment shall not constitute an Event of Default (a) unless there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (b) if such judgment is covered by insurance and the insurer has confirmed coverage in writing to the Lender; or
          6.1.14 Such occurrences or circumstances as are referred to elsewhere in this Agreement as Events of Default, including, without limitation, in Sections 2.1.1, and 4.18.

     6.2 Remedies. Upon the occurrence of an Event of Default:
          6.2.1 The Lender may, in its unrestricted discretion do any of the following: (a) by notice in writing to the Borrower, declare that an Event of Default has occurred, or (b) declare all amounts owing by the Borrower with respect to the Loans to be immediately due and payable, and; provided, that in the event of any Event of Default specified in Section 6.1.7 hereof, all amounts owing by the Borrower with respect to this Agreement shall become immediately and automatically due and payable.
          6.2.2 the Lender shall at the written request do any of the following: (a) with or without notice (except as specifically provided otherwise herein or by applicable law) to the Borrower or the Guarantors, foreclose upon and liquidate the Collateral in accordance with the terms of the Security Documents, (b) terminate any asset management agreements or other contracts between the Borrower on the one hand and any Guarantor or other Affiliate of the Borrower on the other hand, and (c) with or without notice (except as specifically provided otherwise herein or by applicable law) to the Borrower or the Guarantors, pursue any other remedy under this Agreement, at law or otherwise.
          6.2.3 The Lender’s rights, powers and remedies specified herein are cumulative and are in addition to those otherwise created or existing by law or agreement.
          6.2.4. The Lender shall have all rights and remedies of a creditor under the UCC.
ARTICLE VII: CONVERSION OF CORPORATE PROPERTY PARTNERSHIPS TO
PROPERTY PARTNERSHIPS
     7.1. Direct Investment, Capital Contribution and Direct Convertible Loans to Corporate Property Partnerships. Upon satisfaction of the Release Conditions with respect to a Property Partnership and release of such Property Partnership as Collateral for the Obligations secured hereunder, any Borrower may submit a written request to the Lender to make a Loan for the purpose of repaying to any Borrower or Guarantor or any Affiliate or Subsidiary of any Borrower or Guarantor amounts paid by any Borrower, Guarantor or any Affiliate or Subsidiary of any Borrower or Guarantor to fund a Direct Investment, Capital Contribution or Direct Convertible Loan for a Corporate Property Partnership. The Lender shall, in its sole and absolute discretion, approve or disapprove any such written request from the Borrower submitted for the purposes provided in this Section 7.1. Approval by the Lender of a written request from the Borrower to reimburse the Borrower, any Guarantor or any of their Affiliates or subsidiaries for amounts paid (excluding Co-Funding amounts that would have been paid relative to such Corporate Property Partnership) as of the date of such written request to fund a Direct Investment, Capital Contribution or Direct Convertible Loan for a Corporate Property Partnership shall be subject to the prior receipt and approval by Lender of the following:
          (a) copy of all Organizational Documents relative to such Corporate Property Partnership that received such Direct Investment, Capital Contribution or Direct Convertible Loan;

          (b) any and all other documents, certificates, statements or other information pertaining to the Direct Investment, Capital Contribution, Direct Convertible Loan, such Corporate Property Partnership or the MTE that funded the Capital Contribution for such Corporate Property Partnership as reasonably requested by Lender.
     7.2 Conversion of Corporate Property Partnerships. Upon approval of a written request submitted pursuant to Section 7.1 hereof by the Lender and funding of a Loan to repay amounts paid as of the date of the Borrower’s written request to fund Direct Investments, Capital Contributions or Direct Convertible Loans to a particular Corporate Property Partnership, such particular Corporate Property Partnership shall be deemed to be converted from a Corporate Property Partnership and shall thereafter be constituted as a Property Partnership.
     7.3 No Additional Funding Obligations. Notwithstanding anything to the contrary contained herein, the approval of a written request from the Borrower submitted pursuant to Section 7.1 and subsequent funding of a Loan in connection therewith shall not in any way obligate the Lender to fund any additional Loans with respect to such converted Corporate Property Partnership unless agreed to by Lender in its sole and absolute discretion.
     7.4 Release of Corporate Property Partnership as Collateral. At the request of the Borrower and provided there is no Event of Default that has occurred and is continuing, a particular Corporate Property Partnership that has not otherwise converted to a Property Partnership pursuant to Section 7.1 may be released as Collateral for the Obligations, provided the Maximum Amount at such time shall not exceed the amount equal to 50% of the Collateral Value after giving effect to such Corporate Property Partnership as collateral.
ARTICLE VIII: MISCELLANEOUS
     8.1 Amendments and Waivers. The Lender may exercise its rights and remedies under this Agreement, the Note and the Credit Documents without resorting or regard to other interests or sources of reimbursement. The Lender shall not be deemed to have waived any of such rights or remedies unless such waiver be in writing and signed by the Lender. No delay or omission on the part of the Lender in exercising any of such rights or remedies shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All such rights and remedies shall be cumulative and may be exercised separately or concurrently. No amendments or modifications of this Agreement shall be valid unless in writing and signed by all parties to this Agreement.
     8.2 CONTROLLING LAW. THIS AGREEMENT (REGARDLESS OF ANY CONTRARY PROVISION IN ANY SUCH DOCUMENT, EXCEPT TO THE EXTENT ANY PERSON OTHER THAN THE BORROWER, THE GUARANTORS, OR THE LENDER IS A PARTY THERETO) SHALL BE DEEMED TO CONSTITUTE CONTRACTS MADE UNDER THE LAWS OF THE STATE OF MARYLAND, AND SHALL, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MARYLAND.

     8.3 Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement or the other Credit Documents shall be in writing and shall be delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, return receipt requested, sent by recognized overnight carrier or sent by facsimile (receipt confirmed), addressed as follows:
          8.3.1 if to the Borrower or any Guarantor, at the addresses set forth in Section 4.1 of the Disclosure Schedule, Attention: Chris Levey — (facsimile: 410-727-5387) or at such other address for notice as the Borrower or any Guarantor shall last have furnished in writing to the Person giving the notice, with a copy to Stephen A. Goldberg, Esq., Gallagher Evelius & Jones LLP, 218 North Charles Street, Baltimore, MD 21201 (facsimile: 410-837-3085); and
          8.3.2 if to the Lender 621 East Pratt Street, 3rd Floor, Baltimore, Maryland 21202, Attention: Paul Bernard (or such other address for notice as the shall last have furnished in writing to the Person giving the notice).
     Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to an officer of the party to which it is directed at the time of the receipt thereof by such officer, (b) if sent by recognized overnight carrier or by registered or certified first-class mail, postage prepaid, upon the date of first attempted delivery, as shown on the return receipt therefor or the returned item itself, or (c) if sent by facsimile at the time of the dispatch thereof with machine-generated confirmation of transmission, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following Business Day.
     8.4 Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
     8.6 Indemnification.
          8.6.1 The Borrower and the Guarantors jointly and severally agree to indemnify and hold harmless the Lender and its Affiliates and each of their respective officers, shareholders, directors, employees, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with or relating to the Credit Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Loans hereunder, whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its respective equity holders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.
          8.6.2 Each of the Borrower and the Guarantors further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower, any Guarantor or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct, or, in the case of any Indemnified Party which is a party to any Credit Document, such Indemnified Party’s breach of such Credit Document.
          8.6.3 In case any claim is asserted or any action or proceeding is brought against an Indemnified Party, or the Lender shall promptly notify the Borrower of such claim, action or proceeding and send to the Borrower copies of all documents, pleadings or other items relating thereto (provided, however, that the Lender’s failure to give any such notice shall not relieve the Borrower or the Guarantors of any obligations, liabilities or duties hereunder unless, and except to the extent, such failure to give such notice materially and adversely affects the Borrower’s and the Guarantors’ ability, using their own respective commercially reasonable efforts, to pay, perform or otherwise discharge any such obligation, liability or duty), and the Borrower and the Guarantors shall resist, settle or defend with counsel reasonably acceptable to the Lender such claim, action or proceeding. If, within ten days of its receipt of such notice, the Borrower and the Guarantors do not commence and continue diligently to prosecute the defense of such claim, action or proceeding, the Lender may retain counsel to represent it in such defense and the reasonable fees and expenses of the Lender’s respective counsel shall be deemed to be a necessary expense for the purpose of this Section 8.6. Subject to the foregoing, the Lender may cooperate and join with the Borrower and the Guarantors, at the expense of the Borrower and the Guarantors, as may be required in connection with any action taken or defended by the Borrower or the Guarantors.
     8.7 [Reserved].
     8.8 Costs and Expenses. The Borrower and the Guarantors shall pay on demand all expenses of the Lender in connection with the preparation, administration, assignment (but not participation), default, collection, waiver or amendment of any terms of this Agreement, or in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, reasonable fees and expenses of outside legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, any reasonable fees and expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the loan or any Collateral therefore and the amount of all such expenses shall, until paid, bear interest at the Default Rate and be an obligation secured by any Collateral. In addition to the foregoing, the Borrower and the Guarantors shall pay any and all filing fees and other taxes and fees payable or determined to be payable in connection with the granting or releasing of liens upon Collateral.

     8.9 Severability. In the event any provision of this Agreement or any other Credit Document shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof or thereof, and this Agreement and the other Credit Documents shall be interpreted and construed as if such provision, to the extent the same shall have been invalid, illegal or unenforceable, had never been contained herein or therein. The parties hereto agree that they will negotiate in good faith to replace any provision so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.
     8.10 Continuing Obligation; Recourse; Assignment; Survival.
          8.10.1 Each of this Agreement and all other Credit Documents is a continuing obligation and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, transferees and assigns; provided that none of the Borrower or the Guarantors may assign or delegate all or any part of this Agreement or any other Credit Document without the prior written consent of the Lender. The Lender may not assign all or any portion of its rights hereunder without the prior written consent of the Borrower and Guarantors.
          8.10.2 The Lender may furnish any information concerning the Borrower in its possession from time to time to prospective Assignees, provided that the Lender shall require any such prospective Assignees to agree in writing to maintain the confidentiality of such information. The Lender agrees to maintain the confidentiality of all information pertaining to the Borrowers, Guarantors, Property Partnership and all other matters contemplated under this Agreement.
          8.10.3 All representations and warranties of the Borrower and the Guarantors contained herein shall survive the making of this Agreement. All covenants and agreements of the Borrower and the Guarantors contained herein shall continue in full force and effect from and after the date hereof until payment and performance in full of all the Obligations. The agreements and obligations of the Borrower pursuant to Sections 8.6 and 8.8 shall survive the termination of this Agreement.
     8.11 Compliance with Usury Laws. All agreements between the Borrower, any Guarantor, and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then the Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower, the Guarantors, and the Lender in the execution, delivery and acceptance of the Note to contract in strict compliance with the laws of the State of Maryland from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Security Documents at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if under or from any circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all Credit Documents between or among the Borrower, a Guarantor, and the Lender.
     8.12 Replacement Document. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any other Credit Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of the Note or other Credit Document, the applicable Borrower or Guarantor will issue, in lieu thereof, a replacement Note or other Credit Document in the same principal amount thereof and otherwise of like tenor.
     8.13 Setoff. The Borrower and Guarantors hereby grant to the Lender a continuing lien, security interest and right of setoff as security for all liabilities and obligations to the Lender and the Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Lender and its successors and assigns. At any time, without demand or notice (any such notice being expressly waived by the Borrower and such Guarantors), the Lender may set off the same or any part thereof and apply the same to any liability or obligation of Borrower or such Guarantors even though unmatured and regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF A BORROWER OR SUCH GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     8.14 Investment Securities. The Lender may transfer any equity interests which it holds as Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any Obligation, only if an Event of Default has occurred and is outstanding.
     8.15 Entire Agreement. This Agreement, and the Exhibits and Disclosure Schedule (each of which is incorporated herein by reference), the Credit Documents and the agreements, writings, instruments and certificates contemplated hereby and thereby are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superceded by this Agreement, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or described in this Section.
     8.16 WAIVER OF JURY TRIAL; VENUE.
     8.16.1 THE BORROWER AND THE GUARANTORS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE

OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE CREDIT DOCUMENTS. NONE OF THE BORROWER OR THE GUARANTORS WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW, BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.
     8.16.2 ANY COURT PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF MARYLAND (OR THE FEDERAL COURTS LOCATED THEREIN) OR THE COURTS OF THE STATE OF MICHIGAN. NOTWITHSTANDING THE FOREGOING FORUM DESIGNATION, EACH OF THE BORROWER AND THE GUARANTORS AGREES THAT THE LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST EACH OF THEM OR THEIR RESPECTIVE PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE LENDER TO (1) OBTAIN PERSONAL JURISDICTION OVER ANY OF THEM, (2) REALIZE ON ANY OF THE COLLATERAL OR (3) IN ORDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE LENDER. EACH OF THE BORROWER AND THE GUARANTORS WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE VENUE AND LOCATION OF THE COURT IN WHICH THE LENDER HAS COMMENCED ANY PROCEEDING.
     8.16.3 WITHOUT PREJUDICING THEIR RIGHTS TO ASSERT SUCH COUNTERCLAIMS IN ANY OTHER CONTEXT, EACH OF THE BORROWER AND THE GUARANTORS FURTHER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE LENDER TO REALIZE ON ANY COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE LENDER.
     8.16.4 THE PROVISIONS OF THIS SECTION 8.16 HAVE BEEN FULLY DISCUSSED BY THE BORROWER, THE GUARANTORS AND THE LENDER AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. THE BORROWER AND GUARANTORS CERTIFY THAT NO REPRESENTATIVE, LENDER OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND AGREEMENTS. THE FOREGOING WAIVERS AND AGREEMENTS CONSTITUTE A MATERIAL INDUCEMENT FOR THE LENDER TO ENTER INTO THIS AGREEMENT.
(Signature Pages Follow)

          IN WITNESS WHEREOF, the undersigned have duly executed this Loan Agreement under seal as of the date first set forth above.

BORROWER:	MMA FINANCIAL WAREHOUSING, LLC
	By:	MMA Equity Corporation, its sole member

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA FINANCIAL BOND WAREHOUSING, LLC
	By:	MMA Equity Corporation, its managing member

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

GUARANTORS:	MUNICIPAL MORTGAGE & EQUITY, LLC

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA FINANCIAL HOLDINGS, INC.

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA EQUITY CORPORATION

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)
(Signature Page to Loan Agreement)

GUARANTORS (continued):	MMA FINANCIAL TC CORP.

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA FINANCIAL BFGLP, LLC
	By:	MMA Financial TC Corp., its sole member

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA FINANCIAL BFRP, INC.

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

MMA FINANCIAL BFG INVESTMENTS, LLC
	By:	MMA Financial TC Corp., its managing member

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)

	By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)
(Signature Page to Loan Agreement — con’t)

MMA CONSTRUCTION FINANCE LLC

By:	/s/ Gary A. Mentesana	(SEAL)

(Signature)

Executive Vice President

(Printed Name and Title)
(Signature Page to Loan Agreement — con’t)

LENDER:	MMA MULTIFAMILY EQUITY REIT

	By:	/s/ Earl Cole	(SEAL)

Name: Earl Cole
Title: Executive Vice President
(Signature Page to Loan Agreement — con’t)

SCHEDULE A
I. Borrower:
MMA Financial Warehousing, LLC, a Maryland limited liability company (“SPE I”),
MMA Financial Bond Warehousing, LLC, a Maryland limited liability company (“SPE II”), and
(SPE I and SPE II are individually, and collectively, jointly and severally referred to as the “Borrower”).
II. Guarantors:
Municipal Mortgage & Equity, LLC, a Delaware limited liability company (“MuniMae”),
MMA Financial Holdings Inc., a Florida corporation (“MFH”),
MMA Equity Corporation, a Florida corporation (“MEC”),
MMA Financial TC Corp., a Delaware corporation (“TC Corp.”),
MMA Financial BFGLP, LLC, a Maryland limited liability Company (“BFGLP”),
MMA Financial BFRP Inc., a Delaware corporation (“BFRP”),
MMA Financial BFG Investments LLC, a Delaware limited liability company (“BFG Investments”), and
MMA Special Limited Partner, Inc., a Florida corporation (“MSLP”)
MMA Construction Finance, LLC, a Maryland limited liability company (“MMCF”)
(MuniMae, MFH, MEC, MSLP, TC Corp., BFGLP, BFRP, MMCF and BFG Investments are each referred to as a “Guarantors”)

A-1

SCHEDULE B
     1. List of Property Partnerships

Property Partnership Name	Project Name
1460 House Limited Partnership	1460 House
9 May Street Limited Partnership	9 May Street
Boricua Village Associates A-2, L.P.	Boricua Village — Building A-2
Capitol Green Apartments, LLC	Capitol Green
Center Court I, LLC	Center Court
Fox Hill Housing II, LP	Fox Hill — Phase II
HART III Housing Partnership, L.P.	Hart — Phase III
Inwood Crossings, LP	Inwood Crossings
SP Jefferson Lakes I Limited Partnership	Jefferson Lakes
Nellie Reynolds Gardens, L.P.	Nellie Reynolds Gardens
Oak Ridge Townhouses Partnership, L.P.	Oak Ridge Town Homes
Olmsted Green Rental I LLC	Olmsted Green — Phase I
Park Ridge at Texarkana, Limited Partnership	Park Ridge at Texarkana
Parkside Terrace Development LLC	Parkside Terrace
Jackson Place 2006, L.P.	Providence Place (Jackson Place)
Sabine Pointe Subdivision, a Louisiana Partnership in Commendam	Sabine Pointe
Valley View III/Prescott Valley, LP	Valley View III
The Vineyards at Eldorado, Limited Partnership	The Vineyards at El Dorado
CIC Natomas, L.P.	Willow Glen Apartments (CIC Natomas)
WV Apartments, L.P.	Wilson Village
Cedar Sinai Park Clay Tower Apartments Limited Partnership	Clay Tower
2. List of Corporate Property Partnerships

Property Partnership Name	Project Name
MESA RHP Partners, L.P.	Harbor Tower (MESA RHF)
Ashton Bridge Creek, LP	Ashton Bridge Creek
Heritage Park Apartments Roseville, LP	Heritage Park
Ashton Merrimac, LP	Ashton Merrimac Village
New Braunfels 2 Housing, L.P.	New Braunfels
1026 Constance, LLC	Nine 27 (1026 Constance)
Plainfield Senior Citizens Housing, L.P.	Plainfield Tower West
LGD Rental II, LLC	River Garden II (LGD Rental)

B-1

Property Partnership Name	Project Name
Olympic and Sound View LLC	Olympic & Sound View
Sharp Road, LLC	Sharp Road
Golden Acres Redevelopment, Ltd.	Golden Square
Bayou Place Subdivision of Shreveport, A Louisiana Partnership in Commendam-Louisiana	Bayou Place
St. Aidan’s LLC	St. Aidans
3. Additional Collateral Project

Property Partnership Name	Project Name
1205 North Seventh, L.L.C.	Neighborhood Gardens

B-2